Exhibit 2.1

ASSET PURCHASE AGREEMENT

MADE AS OF THE 31ST DAY OF AUGUST, 2006

BY AND AMONG

MONSTER WORLDWIDE, INC.,

TMP WORLDWIDE ADVERTISING & COMMUNICATIONS, INC.,

TMP WORLDWIDE COMMUNICATIONS INC.

MONSTER (CALIFORNIA), INC.

AND

TMP WORLDWIDE ADVERTISING & COMMUNICATIONS, LLC

		Page

12.13	Interpretative Matters	49
12.14	No Strict Construction	49
12.15	Default	49

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 31st day of August, 2006, by and among Monster Worldwide, Inc., a Delaware corporation (“Monster Worldwide”), TMP Worldwide Advertising & Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of Monster Worldwide (“AdComms Sub”), TMP Worldwide Communications Inc., a Canadian corporation (“Monster Canada”) and Monster (California), Inc., a California corporation and wholly-owned subsidiary of Monster Worldwide (“Monster California” and with Monster Worldwide, AdComms Sub and Monster Canada each, a “Seller” and collectively, the “Sellers”), and TMP Worldwide Advertising & Communications, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, the Sellers’ Advertising & Communications division (the “AdComms Division”) is in the business of designing global, national and local recruitment advertising campaigns for employers, educational institutions and government agencies in the United States and Canada (the business, operations and activities of the Sellers relating to the AdComms Division is referred to hereinafter as the “Business”); and

WHEREAS, the Sellers desire and intend to retain and continue their business activities other than the Business (the “Retained Business”); and

WHEREAS, the Sellers desire and intend to sell to Buyer substantially all of the assets related to the Business and Buyer desires and intends to purchase such assets related to the Business and other rights and to assume certain of the operating and other liabilities relating to the Business at the price and on the terms and conditions set forth herein; and

WHEREAS, capitalized terms used herein, that are not otherwise defined, have the meanings assigned to them in Section 12.10 hereof.

NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                               Purchase and Sale of Assets.  At the Closing (as defined in Section 8.1 below), upon the terms and subject to the conditions set forth in this Agreement, and upon the basis of the representations, warranties, covenants and agreements contained herein, subject to Section 9.8 hereto, the Sellers shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Liens (as defined in Section 12.10 hereof), all of the assets necessary for the conduct of the Business in the manner in which it has been conducted by the Sellers since March 31, 2006 (excluding assets to be acquired or assigned pursuant to the Transition Services Agreement

(as defined in Section 8.2(i) hereof)) (collectively, the “Assets”) including, without limitation, the following:

(a)                                  all of the Sellers’ right, title and interest in and to the agreements, contracts, arrangements, leases, guarantees, commitments and orders related solely to the Business, including, without limitation, those listed on Schedule 4.14 hereto (collectively, the “Assumed Contracts”);

(b)                                 all equipment, computers, computer hardware and software, tools, supplies, furniture, and other tangible personal property and assets of the Sellers related solely to the Business, including, without limitation, those listed on Schedule 1.1(b) hereto;

(c)                                  all of the Sellers’ right, title and interest in and to the leases or rental agreements covering equipment, computers, computer hardware and software, vehicles and other tangible personal property listed on Schedule 1.1(c) hereto;

(d)                                 all accounts receivable of the Business including those reflected on the Latest Balance Sheet (as defined in Section 4.6 below) and those arising in the ordinary course of the Business since the date of the Latest Balance Sheet, in each case, to the extent outstanding as of the Closing Date (the “Accounts Receivable”);

(e)                                  copies of all of the Sellers’ operating data and records to the extent related to the Business, including employee lists; customer information, including, but not limited to, records, files, contracts and lists; customer/customer service databases; employer databases; and referral sources;

(f)                                    all claims, warranty rights, causes of action and other similar rights granted or owing to the Sellers arising out of the Business, except tax refunds and tax credits;

(g)                                 all of the Sellers’ right, title and interest in and to the internet domain names set forth on Schedule 1.1(g) hereto;

(h)                                 the Intellectual Property (as defined in Section 4.13 below) and rights therein necessary for the conduct of the Business in the manner in which it has been conducted by the Sellers since March 31, 2006 (excluding assets to be acquired or assigned pursuant to the Transition Services Agreement), including the rights of the Sellers listed on Schedule 1.1(h) hereto (the “Transferred Proprietary Rights”) and goodwill of the Business associated with any trademarks listed on such schedule, and any other Intellectual Property owned by the Sellers and used exclusively in the Business;

(i)                                     all of the Sellers’ right, title and interest in TMP Intellectual Property Holdings, LLC, a Delaware limited liability company (“TMP IP Holdings LLC”);

(j)                                     all licenses, permits, approvals, qualifications, consents and other authorizations necessary for the lawful conduct, ownership and operation of the Business (collectively, the “Licenses”);

(k)                                  all prepaid expenses of the Sellers relating solely to the Business and all security deposits for leases assigned by the Sellers to Buyer hereunder (including those reflected on the Latest Balance Sheet to the extent still constituting a prepaid asset or deposit); and

(l)                                     all equity interests in TMP Worldwide India Pvt. Ltd. (“TMP India”).

1.2                               Excluded Assets.  Anything to the contrary in Section 1.1 notwithstanding, the Assets shall exclude and Buyer shall not purchase any right, title or interest in and to (i) the Sellers’ interest in this Agreement and the Purchase Price (as defined in Section 2.1), (ii) any tax refunds or tax credits described in Section 1.1(f) hereof, (iii) any of the Sellers’ cash, bank deposits or similar cash and cash equivalent items not reflected on the Latest Balance Sheet, (iv) the Sellers’ rights under any contract, agreement or other arrangement, any claim, warranty right, cause of action or similar right, any license, permit, approval, consent or other authorization, or any third party software and/or content in each case which is not assignable or for which consent to assignment is required but has not been obtained, (v) except as provided in Section 9.5, all rights and interests under the Plans (as defined in Section 4.11 hereof), or (vi) all other assets of the Sellers described on Schedule 1.2 hereto.  The assets described in subsections (i) through (vi) above are hereinafter sometimes referred to collectively as the “Excluded Assets.”

1.3                               Assumption of Liabilities.  In further consideration for the sale of the Assets, on the Closing Date, Buyer shall assume and agree to pay, perform, satisfy, fulfill and discharge, effective as of the Closing, and discharge in accordance with their terms, only the following liabilities and obligations arising out of the conduct of the Business (the “Assumed Liabilities”) that relate to the Assets or the Business and continue after the Closing Date:

(a)                                  all accounts payable of the Business incurred in the ordinary course of business reflected on the Latest Balance Sheet to the extent outstanding as of the Closing Date;

(b)                                 all of the liabilities of the Business associated with the deferred revenues reflected on the Latest Balance Sheet;

(c)                                  all liabilities and obligations of the Sellers under the Assumed Contracts to be performed after the Closing Date under the terms thereof, except for any liability or obligation caused by a breach by any Seller of its obligations under such Assumed Contracts;

(d)                                 the liability and obligation to pay to Monster, Inc. or any other Affiliate of Monster Worldwide the amount set forth opposite the line item “Monster Payable” on the Latest Balance Sheet in respect of sales orders for job postings and resume database access on www.monster.com and/or related sites targeted to the United States or Canada (as well as any other product, service or advertising opportunities offered and sold by Monster, Inc. or any other Affiliate of Monster Worldwide) generated by the Business as of the date thereof; plus (x) any similar amount that is generated by the Business during the period after the date of the Latest Balance Sheet and up to and including the Closing Date (“New Payables”); less (y) the amount of any “roll-off” for the period between the date of the Latest Balance Sheet and the Closing Date.  For purposes of this subsection (d) “roll-off” means the deemed payment by the Business of an amount comprising a portion of the Monster Payable either (i) sixty (60) days after the Business was scheduled to bill such amount with respect to amounts generated on an installment sale basis or (ii) sixty (60) days after it was first entered into Monster Worldwide’s Karma CRM/billing system with respect to all other such amounts.  The Monster Payable and the New Payables, to the extent not rolled-off, shall be an Assumed Liability and shall become due and payable after the Closing by Buyer to Monster, Inc. (or to Monster Worldwide or the applicable Affiliate of Monster Worldwide) solely to the extent included in the Actual Working Capital and shall be payable after the Closing according to the payment schedule set forth in clause (i) or (ii) in the preceding sentence;

(e)                                  any liability of the Sellers or any of their respective ERISA Affiliates (as defined in Section 1.4(f)) with respect to accrued but unpaid vacation or other paid time off benefits to Continuing Employees (as defined in Section 9.5) to the extent reflected, or accrued for, in the Actual Working Capital; and

(f)                                    subject to Section 1.4, all other liabilities and obligations arising or which arose in connection with the Business or the Assets either prior to or on the Closing Date, but only to the extent reflected, or accrued for, in the Actual Working Capital.

1.4                               Excluded Liabilities.  The Sellers and Buyer expressly understand and agree that Buyer does not and shall not assume or become liable for any liabilities, obligations or commitments of the Sellers, whether relating to or arising out of the operation of the Business or the ownership of the Assets on or prior to the Closing Date or otherwise and regardless when asserted, other than the Assumed Liabilities.  For purposes of this Agreement, the following liabilities and obligations (the “Excluded Liabilities”) are expressly excluded from the Assumed Liabilities:

(a)                                  all liabilities and obligations to the extent they relate to the Excluded Assets;

(b)                                 subject to Section 9.4 below, all liabilities for Taxes (as defined in Section 12.10 below) whether or not accrued, assessed or currently due and payable (i) of the Sellers, whether or not it relates to the Business, or (ii) relating to the operation or ownership of the Business or the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date.  All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period that includes (but does not end on) the Closing Date shall be included in the Actual Working Capital based on the most recent tax bill that the Sellers received and the number of days of such period included in the Tax period prior to the Closing Date and the number of days of such Tax period after the Closing Date (which period shall include the Closing Date) (and if the actual tax bill is greater, Monster Worldwide shall make a payment to Buyer of its additional liability for such tax);

(c)                                  all liabilities and obligations to the extent they do not relate to the Assets or the Business;

(d)                                 all liabilities and obligations relating to any litigation set forth on Schedule 4.8 hereto (whether incurred before or after the Closing);

(e)                                  all liabilities and obligations for “stay bonuses” to employees of the Sellers;

(f)                                    all liabilities of the Sellers or any entity that would be deemed a “single employer” with the Sellers under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Affiliate”), with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan, program, arrangement or agreement established, maintained, sponsored or contributed to by the Sellers or any of their respective ERISA Affiliate (whether domestic or foreign), including, but not limited to (i) liabilities for complete and partial withdrawals under any “multiemployer plan” (as defined in section 3(37) of ERISA) pursuant to section 4203 or 4205 of ERISA, respectively; (ii) liabilities to the Pension Benefit Guaranty Corporation (including, without limitation, liabilities for premiums and terminations); (iii) liabilities under section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA; (iv) liabilities arising under section 412 of the Code or section 302(a)(2) of ERISA; and (v) liabilities for any retiree medical benefits;

(g)                                 except as provided in Sections 1.3(e) and 9.5, any liability of the Sellers or any of their respective ERISA Affiliates with respect to any current or former employee, director, shareholder, agent or independent contractor of the Sellers or any of their respective ERISA Affiliates arising out of or relating to any act, omission or event occurring, or circumstance, condition or state of facts existing, on or prior to the Closing Date; and

(h)                                 except as provided in Sections 1.3(e) and 9.5, any liability arising prior to or at the Closing under any employment, severance, retention or termination agreement between the Sellers or any of their ERISA Affiliates and employees of the Sellers or any of their respective ERISA Affiliates.

ARTICLE II

PURCHASE PRICE

2.1                               Purchase Price.  Subject to the adjustment set forth in Section 2.2 hereof, the aggregate purchase price to be paid by Buyer to Monster Worldwide shall be $45,000,000 (the “Purchase Price”), which amount Buyer shall pay to Monster Worldwide in cash at the Closing in consideration for the Assets, plus the payment and performance of the Assumed Liabilities as they become due and payable.

2.2                               Working Capital Adjustment.

(a)                                  At the Closing the Purchase Price shall be adjusted downward by $7,000,000 to reflect the parties’ good faith estimate of the amount by which Actual Working Capital (as defined below) shall be less than $19,900,000 (such $7,000,000 amount, the “Estimated Working Capital Deficiency”).

(b)                                 Notwithstanding anything to the contrary contained herein, as soon as practicable and in any event not later than thirty (30) days after the Closing, Buyer shall deliver to Monster Worldwide an unaudited balance sheet for the Business as of the Closing Date (but immediately prior to giving effect to the Closing) (the “Closing Balance Sheet”) together with the working capital as of the Closing Date determined in accordance with this Section 2.2(a) (“Working Capital”).  Buyer hereby agrees to make personnel of the Business available to assist Monster Worldwide in order to enable Monster Worldwide to confirm or dispute the accuracy of the Closing Balance Sheet and the Working Capital following the delivery thereof to Monster Worldwide.  The Closing Balance Sheet and Working Capital shall be prepared and determined with consistent classifications, judgments, calculations and estimation methodology that were utilized in the preparation of the Latest Balance Sheet (and the determination of working capital as of June 30, 2006 and the additional guidelines set forth on the attached Schedule 2.2(a)), and were also utilized in the preparation of the monthly calculations of working capital for each of the first five (5) months of 2006 previously delivered to Buyer.  As soon as is reasonably practicable, but in any event within fifteen (15) days following the receipt of the Closing Balance Sheet and the Working Capital, Monster Worldwide shall complete a review of the Closing Balance Sheet and the Working Capital and shall inform Buyer in writing that the Closing Balance Sheet and the Working Capital is acceptable or object to the Closing Balance Sheet and the Working Capital in writing, setting forth a specific description of Monster Worldwide’s objections, and Monster Worldwide shall be deemed to have agreed with all other items and amounts set forth on the Closing Balance Sheet and the Working Capital to the extent to which Monster Worldwide has not so objected in writing.  If Monster Worldwide does not so object to the Closing Balance Sheet and the Working Capital, then Monster Worldwide will be deemed to have accepted the Closing Balance Sheet and Working Capital.  If Monster Worldwide so objects to the Closing Balance Sheet and Working Capital and Buyer does not agree with any of Monster Worldwide’s objections or such objections are not resolved on a mutually agreeable basis within fifteen (15) days of Buyer’s receipt of Monster Worldwide’s objections, any such disagreements shall be promptly submitted by either party to a mutually agreeable independent certified public accounting firm (the “Independent Firm”).  The Independent Firm shall resolve such dispute within thirty (30) days after submission of the dispute by the parties (it being acknowledged and agreed that the Independent Firm shall only utilize consistent classifications, judgments, calculations and estimation methodology utilized in the preparation of the Latest Balance Sheet (and the determination of working capital as of June 30, 2006 and the additional guidelines set forth on the attached Schedule 2.2(a)) in its resolution of such dispute).  The decision of the Independent Firm shall be final and binding upon Monster Worldwide and Buyer and its fees, costs and expenses shall be borne by the party against which the Independent Firm shall rule or shall otherwise be proportioned as deemed appropriate by such Independent Firm.  The Working Capital as finally determined pursuant to this Section 2.2(a) is referred herein as “Actual Working Capital.”

(c)                                  The Purchase Price shall be adjusted as follows:

(i)                                     if Actual Working Capital is greater than $19,900,000, Buyer shall pay the amount of such difference to Monster Worldwide plus the Estimated Working Capital Deficiency;

(ii)                                  if Actual Working Capital is less than $19,900,000, but the difference between such amounts is less than the Estimated Working Capital Deficiency, Buyer shall pay to Monster Worldwide the difference between (x) the Estimated Working Capital Deficiency and (y) the difference between Actual Working Capital and $19,900,000; or

(iii)                               if Actual Working Capital is less than $19,900,000, and the difference between such amounts is greater than the Estimated Working Capital Deficiency, Monster Worldwide shall pay to Buyer the amount of such difference minus the Estimated Working Capital Deficiency,

Buyer shall pay to Monster Worldwide the amount, if any, required by clause (i) or (ii) above by wire transfer of immediately available funds within ten (10) business days of determination of the Actual Working Capital pursuant to Section 2.2(b) above. Monster Worldwide shall pay to Buyer the amount, if any, required by clause (iii) above, by wire transfer of immediately available funds within ten (10) business days of determination of the Actual Working Capital pursuant to Section 2.2(b) above.

2.3                               Bulk Sales Compliance.  Buyer hereby waives compliance by the Sellers with the provisions of any bulk sales laws (or similar laws) of any state and compliance with the Bulk Sales Act (Ontario) and any other similar Canadian bulk sales laws in connection with the transactions contemplated by this Agreement.

2.4                               Allocation of Purchase Price to Accounts Receivable.  Notwithstanding anything to the contrary in this Agreement, (i) a portion of the Purchase Price equal in amount to the face amount of the accounts receivable included in the Assets for purposes of the computation of Actual Working Capital shall be allocated to those accounts receivable for tax and all other purposes; (ii) the parties shall each prepare and file all tax returns in a manner consistent with that allocation; and (iii) no party shall take any position inconsistent with that allocation unless required to do so by applicable law.

ARTICLE III

INSTRUMENTS OF CONVEYANCE

3.1                               Delivery of Instruments of Conveyance.  At the Closing, the Sellers shall deliver to Buyer and Buyer shall deliver to the Sellers, as the case may be, such deeds, bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment as shall, in the reasonable judgment of the Sellers and Buyer, be effective to vest in Buyer on the Closing Date all of the Sellers’ right, title, and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, the Bill of Sale and Assignment and Assumption Agreement in substantially the form of Exhibit A hereto (the “Bill of Sale”).  The Sellers shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.  The Sellers and Buyer shall cooperate with each other to the extent reasonably requested and legally permitted so as to minimize any sales taxes.  Buyer and the Sellers shall each be responsible for and shall bear 50% of any costs (including, but not limited to, taxes) of recording any assignments.

3.2                               Consents.  At the Closing, the Sellers shall deliver to Buyer those written third-party consents which are required under an Assumed Contract, as set forth on Schedule 7.1(e) of the Sellers Disclosure Memorandum, and identified in said Schedule 7.1(e) of the Sellers Disclosure Memorandum as an Assumed Contract with respect to which the Sellers must obtain consent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure memorandum delivered by the Sellers to Buyer on the date hereof and attached hereto (the “Sellers Disclosure Memorandum”), the Sellers represent and warrant to Buyer as follows:

4.1                               Organization and Qualification; Subsidiaries.  Each of the Sellers is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted.  Each of the Sellers is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Assets or the Business.  As used in this Agreement, “Material Adverse Effect” means, with respect to the Assets, the Business or Buyer, as applicable (the Assets, the Business or Buyer, as applicable, being referred to in this sentence as “such Person”), any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); (ii) any adverse change, event, development or effect arising from or relating to general business or economic conditions (including the business of such Person and its Subsidiaries) which does not relate only to such Person and its Subsidiaries; (iii) any failure by such Person to meet internal forecasts or projections or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or before the Closing Date; (iv) any adverse change, event, development or effect attributable to the announcement or pendency of the transactions contemplated hereby (including any cancellations of or delays in customer agreements, any reduction in sales, any disruption in supplier, partner or similar relationships or any loss of employees), or resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (v) any adverse change, event, development or effect arising from or relating to any change in GAAP; (vi) any adverse change, event, development or effect arising from or relating to national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack anywhere in the world; and (vii) any adverse change, event, development or effect arising from or relating to laws, rules, regulations, orders or other binding directives issued by any Governmental Entity that do not relate only to such Person and its Subsidiaries.  The term “Subsidiary,” with respect to any Person, means any corporation or other legal entity of which such Person controls (either alone or through or together with any other Subsidiary), directly or indirectly, more than 50% of the capital stock or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

4.2                               Ownership of Assets.  Except as set forth in the Sellers Disclosure Memorandum (i) the Sellers have valid title, free and clear of any Liens, to all of the Assets owned by them, and the Sellers have the legal right to use and to assign to Buyer the right to use any assets not owned by them, but used by any of them in the Business, and the Sellers have full right, power and authority to sell, transfer, assign, convey and deliver to Buyer all of the Assets owned by them that are to be sold hereunder, and delivery thereof will convey to Buyer valid title to those Assets, free and clear of any Liens; (ii) on delivery to Buyer of the Assets that are owned by the Sellers pursuant to the provisions of this Agreement, Buyer will acquire good, valid and marketable title to said Assets, free and clear of any and all Liens; and (iii) the Assets include all of the assets necessary for the conduct of the Business in the manner in which it has been previously conducted, and the Assets will be sufficient to enable Buyer to operate the Business (in the manner in which it has been conducted since March 31, 2006) as a stand-alone business after the Closing (subject to the need for services subject to the Transition Services Agreement (as defined in Section 8.2(i) hereof)).

4.3                               Corporate Authorization.  Each of the Sellers has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Sellers.  This Agreement has been duly executed and delivered by each of the Sellers and (assuming that this Agreement constitutes a valid and binding agreement of Buyer) constitutes a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

4.4                               Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative agency, commission or other governmental authority or agency, domestic or foreign, including, but not limited to, any Canadian governmental authorities (a “Governmental Entity”), is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby, except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under the Securities Exchange Act of 1934, as amended

(the “Exchange Act”), as may be required in connection with this Agreement or (b) as set forth on Schedule 4.4 of the Sellers Disclosure Memorandum.

4.5                               Non-contravention.  Except as set forth on Schedule 4.5 of the Sellers Disclosure Schedule, the execution and delivery of this Agreement by the Sellers does not and, the consummation of the transactions contemplated hereby, including the sale of the Assets to Buyer, will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of any of the Sellers, (b) assuming compliance with the matters referred to in Section 4.4, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree applicable to the Business or the Assets, (c) require any consent or other action by any Person under or with respect to (except as has already been obtained or taken), constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any Assumed Contract, any license, franchise, permit, certificate, approval or other similar authorization or any third party software or content or any other right affecting, or relating in any way to, the Assets or the Business or (d) result in the creation or imposition of any Lien on any of the Assets.

4.6                               Financial Statements.  Schedule 4.6 attached to the Sellers Disclosure Memorandum contains (i) unaudited balance sheets of the Business as of December 31, 2004 and 2005, and the related unaudited consolidated statements of operations and statements of cash flows for the years then ended and (ii) unaudited balance sheets of the Business as of June 30, 2005 and 2006, and the related unaudited consolidated statements of operations and statements of cash flows for the six (6) months then ended (all such balance sheets and income statements collectively, the “Financial Statements”).  The balance sheet as of June 30, 2006 included in the Financial Statements is sometimes referred to herein as the “Latest Balance Sheet.”  Each of the Financial Statements (including in all cases the notes thereto, if any) is consistent with the books and records of the Business (which are accurate and complete in all material respects), shows all expenses attributable to the Business during the periods covered and indicates, to the extent necessary for an accurate presentation, any allocation of expenses between the Business and other operations of the Sellers and affiliates of the Sellers, and presents fairly, in all material respects, the financial condition and results of operations and cash flows of the Business in accordance with U.S. GAAP (except as set forth on Schedule 4.6 hereto) applied on a consistent basis as of the dates and for the periods set forth therein.  Schedule 4.6 also contains pro forma statements of operations and statements of cash flows for the Business for the year ended December 31, 2005 and the six (6) months ended June 30, 2006, giving pro forma effect to the Commercial Agreement referred to in Section 8.2(j) (based on the assumptions stated therein) and pro forma effect to the operations of the Business separate from the other businesses of Monster Worldwide (the “Pro Forma Financials”).  The Pro Forma Financials present fairly, in all material respects, the expenses of the Business for the periods set forth therein, on a pro forma basis as set forth therein, and the assumptions therein with respect to the expenses of the Business on a standalone basis are reasonable.

4.7                               Absence of Certain Changes or Events.  Except in connection with this Agreement and except as set forth in the Sellers Disclosure Memorandum, since January 1, 2006, the Sellers have conducted the Business only in the ordinary course and there have not occurred any events or changes that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets or the Business and, except as set forth on Schedule 4.7 hereto:

(a)                                  none of the Sellers, with respect to the Business, has (i) entered into any transaction or incurred any liability or obligation other than in the ordinary course of business, (ii) incurred any extraordinary loss (whether or not covered by insurance), or (iii) waived any rights that have a material value;

(b)                                 none of the Sellers, with respect to the Business, has sold or transferred any assets other than in the ordinary course of business and other than assets that have been replaced with other assets of equal or greater value;

(c)                                  none of the Sellers, with respect to the Business, has incurred any liability that was unusual in nature or amount or any indebtedness other than indebtedness to trade creditors incurred in the ordinary course of business;

(d)                                 none of the Sellers, with respect to the Business, has granted or agreed to grant any increase in any rate of salary or compensation or in benefits of any kind to any of its employees, except for annual increases in the ordinary course of business consistent with past practices;

(e)                                  none of the Sellers, with respect to the Business, has amended or terminated any contract or license to which it is a party except in the ordinary course of business; and

(f)                                    none of the Sellers, with respect to the Business, has established any new Plan (as defined in Section 4.11), amended or modified any existing Plan, or incurred any obligation or liability under any Plan materially different in nature or amount from obligations or liabilities incurred during similar periods in prior years.

4.8                               Litigation.  Except as set forth on Schedule 4.8 of the Sellers Disclosure Memorandum, there is no suit, action or proceeding pending or, to the knowledge of the Sellers, overtly threatened in writing against the Sellers relating to the Assets or the Business, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Sellers relating to the Assets or the Business.

4.9                               Compliance with Laws.  Except as disclosed on Schedule 4.9 of the Sellers Disclosure Memorandum, the Sellers are in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their ownership of the Assets or their operation of the Business (provided that no representation or warranty is made in this Section 4.9 with respect to Environmental Laws).  The Sellers have in effect all material federal, state, local and foreign governmental approvals, including Canadian federal, provincial and municipal governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (“Permits”) necessary for it to own, lease or operate the Assets and to carry on the Business as now conducted.  None of the Sellers is in material default under any Permit.

4.10                        Taxes.

(a)                                  The Sellers have filed all material Tax Returns required to be filed by them and all of such Returns have been true, correct and complete in all material respects.  The Sellers have paid all material Taxes due from them (whether or not shown on a Tax Return).  The Sellers have withheld and paid over to the appropriate taxing authority all material amounts that they were required to withhold from employees and others.

(b)                                 None of the Assets (i) are property required to be treated as being owned by or engaged by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitute “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) are “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(c)                                  Except as set forth on Schedule 4.10 of the Sellers Disclosure Memorandum, no Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(d)                                 Schedule 4.10 of the Sellers Disclosure Memorandum sets forth the jurisdictions in which, to the Sellers’ knowledge, the Sellers currently file income or sales and use Tax Returns with respect to the Business and the income derived therefrom.  To the Sellers’ knowledge, none of the Sellers is obligated to file any income or sales and use Tax Returns with respect to the Business or the income derived therefrom in any other jurisdiction, and no taxing authority in any other jurisdiction has asserted any written claim as to whether a Seller is required to file such Tax Returns in that jurisdiction with respect to the Business.

(e)                                  None of the Sellers has treated as an independent contractor any person properly classified as an employee.

(f)                                    Monster Canada is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.11                        Employee Benefit Plans.  Schedule 4.11 of the Sellers Disclosure Memorandum lists each Plan (as defined below) currently maintained or sponsored by the Sellers or any of their respective ERISA Affiliates on behalf of employees of the Business (and their dependents).  True and complete copies of each Plan have been made available to Buyer.  The Sellers are in compliance in all material respects with the terms of each Plan and the requirements of ERISA, the Code and other applicable law.  Each Plan that is intended to be qualified under Section 401(a) of the Code (or similar provisions for tax-registered or tax-favored plans of foreign jurisdictions) has been determined by the Internal Revenue Service (or, if applicable, foreign governmental authority) to be so qualified and has received a favorable determination letter (or, if applicable, similar approvals of foreign governmental authorities) upon which the Sellers may rely that covers all statutory and regulatory changes with respect to plan qualification for which the Internal Revenue Service will issue such a letter.  No lawsuit, claim or other action (other than routine claims for benefits, and appeals of such claims) has been asserted or instituted with respect to any Plan.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Plan which could reasonably be expected to result in a material liability to the Sellers.  The consummation of the transactions contemplated by this Agreement will not give rise to any liability under any Plan or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee of the Business under any such Plan solely by reason of such transactions.  No Plan provides retiree health or death benefits to any current or former employee of the Business (or any dependent thereof), other than pursuant to COBRA or other applicable law.  All payments (including contributions and premium payments) required by any Plan or by law with respect to employees of the Business have been timely made.  None of the Sellers, any of their respective ERISA Affiliates or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).  None of the Sellers has any direct or indirect liability under, or is subject to any lien or encumbrance relating to, any Plan or any liability under Title IV of ERISA or Section 412 of the Code that would (i) affect in any manner whatsoever Buyer’s right, title and interest in, or Buyer’s right to use or enjoy (free and clear of any encumbrance) any of the Assets or (ii) result in the assumption by or imposition on Buyer or any of its Affiliates of any liability.  Any individual who performs services for the Sellers and who is not treated as an employee for federal income tax purposes by the Sellers is not an employee under applicable law or for any purpose including, without limitation, for tax withholding purposes or Plan purposes.  As used herein, “Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any other material bonus, profit sharing, pension, deferred compensation, severance, incentive, health, life, disability or welfare plan or policy, domestic or foreign, provided, however, that such term shall not include any statutory plans mandated by a government other than the United States which the Sellers are required to comply with, including the Quebec / Canada Pension Plan.

4.12                        Environmental Matters.

(a)                                  Except as set forth in the Sellers Disclosure Memorandum:

(i)                                     no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no action, suit, proceeding or, to the knowledge of the Sellers, investigation is pending or, to the knowledge of the Sellers, overtly threatened in writing by any Governmental Entity which alleges a violation by the Sellers, with respect to the Business, of any Environmental Law;

(ii)                                  the Business is in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits; and

(iii)                               in connection with the real property leased by the Sellers and used in the Business as of the date hereof, (A) no release, emission, or discharge into the environment of hazardous materials has occurred by the Sellers or, to the knowledge of the Sellers, any other Person, within the past twenty-four (24) months or is presently occurring by the Sellers, or to the knowledge of the Sellers, any other person in reportable quantities under any Environmental Law and (B) no hazardous waste, including polychlorinated biphenyls (“PCBs”), has been disposed of by the Sellers, with respect to the Business, except in compliance with applicable Environmental Laws and, to the knowledge of the Sellers, no hazardous waste or hazardous substance, including PCBs, has been disposed of by any other Person except in compliance with applicable Environmental Laws.

(b)                                 As used herein:

(i)                                     “Environmental Laws” means any federal, state, local or foreign law, regulation, rule, order or decree, that has as its principal purpose the protection of the environment;

(ii)                                  “Environmental Permits” means all permits, licenses, certificates or approvals necessary for the operation of the Business as currently conducted to comply with all applicable Environmental Laws; and

(iii)                               “hazardous waste” shall have the same meaning as it has in the Resource Conservation and Recovery Act, as amended, and in the equivalent state statutes, if any, of the states in which the Business operates.

4.13                        Intellectual Property.

(a)                                  As used herein, (i) “Intellectual Property” means any of the following, anywhere in the world:  (1) patents (including, without limitation, all U.S. and foreign patents, patent applications (including provisional applications), and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof) and design rights (“Patents”); (2) registered and unregistered trademarks, service marks and other indicia of origin, pending trademark registrations, trade names and service marks (whether or not registered), and intent-to-use registrations or similar reservations of marks, together with all translations, adaptations, derivations, and combinations thereof (“Trademarks”); (3) registered and unregistered copyrights, mask works, and applications, registrations and renewals in connection therewith, and content contained on Web sites (“Copyrights”); (4) trade secrets and proprietary information not otherwise listed in (1) through (3) above, including, without limitation, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, logos, know-how, formulae, methods (whether or not patentable), invention disclosures, designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; (5) any goodwill associated with any of the foregoing; and (6) registrations, applications and renewals for any of the foregoing assets listed above; and (ii) “Business Intellectual Property Rights” shall mean any Intellectual Property and Internet domain name registrations and applications necessary for the conduct of the Business in the manner in which it was conducted by the Sellers since March 31, 2006 and consists of (A) the Intellectual Property or rights thereto being assigned to Buyer pursuant to this Agreement, (B) Intellectual Property or rights thereto to be acquired or assigned to Buyer pursuant to the Transition Services Agreement and (C) the Sellers’ rights in all Intellectual Property held by TMP IP Holdings LLC pursuant to the License Agreements listed on Schedule 4.14(a) to be assigned to Buyer.

(b)                                 Subject to Section 9.8, the Sellers have, and by consummation of the transactions contemplated by this Agreement (including the Transition Services Agreement (as defined in Section 8.2(i) hereof)) Buyer will have, all Intellectual Property rights and Internet domain names necessary to conduct the Business as conducted by the Sellers since March 31, 2006.  To the knowledge of the Sellers, the operation of the Business as conducted by the Sellers does not violate, infringe, misappropriate or misuse any third party Intellectual Property rights.  Subject to Section 9.8, no Intellectual Property is used in the Business and is material to the Business other than the Business Intellectual Property Rights.  No rights in any Intellectual Property held by TMP IP Holdings LLC has been granted to any third party for use by such third party within the scope of the Business.

(c)                                  Schedule 4.13(c) of the Sellers Disclosure Memorandum contains a true and complete list of all Patents, Trademarks, registered Copyrights and Internet domain names owned by the Sellers which form a part of the Business Intellectual Property Rights.

(d)                                 Schedule 4.13(d) of the Sellers Disclosure Memorandum sets forth each and every Business Intellectual Property Right licensed pursuant to written agreements by the Sellers or by TMP IP Holdings LLC as licensor (or provided by the Sellers as vendor), other than standard end user service or license agreements in the Sellers’ standard format.

(e)                                  Schedule 4.13(e) of the Sellers Disclosure Memorandum sets forth each and every written license or other agreement by which the Sellers have obtained rights to any Business Intellectual Property Rights (other than commercially available, off the shelf software).

(f)                                    Except as set forth on Schedule 4.13(f) of the Sellers Disclosure Memorandum, the Sellers own, free of all Liens, or have the right to use, in the manner used since March 31, 2006, all Business Intellectual Property Rights.

(g)                                 Each item of Business Intellectual Property Rights listed on Schedule 4.13(c) of the Sellers Disclosure Memorandum shown as registered, filed, issued or applied for, has been registered in (and, to the knowledge of the Sellers, such registrations are valid) filed in or issued by, the governmental registrars and/or issuers (or recognized issuers or domain name portfolio managers) of patents, trademarks, copyrights or Internet domain names, in the various jurisdictions (national, provincial, prefectural and local) indicated on such Schedules, and except as set forth on Schedule 4.13(c) of the Sellers Disclosure Memorandum, each such registration, filing and/or issuance (i) has not been abandoned or canceled, (ii) has been maintained effective by all requisite filings, renewals and payments, and (iii) remains in full force and effect as of the Closing Date.

(h)                                 To the extent any Intellectual Property (other than commercially available off the shelf software) is or has been used under license or contract by the Sellers in the Business, no notice of default of such license has been sent or received by the Sellers, and except as set forth in Section 2.04 of the Transition Services Agreement (as defined below), the execution, delivery or performance of the Sellers’ obligations hereunder and under the other instruments and agreements to be executed and delivered as contemplated hereby will not result in such a default of any such license or contract.  To the knowledge of the Sellers, each such license agreement is a legal, valid and binding obligation of the Sellers and the relevant other parties thereto, enforceable in accordance with the terms thereof and the transactions contemplated by this Agreement will not breach the terms thereof.

(i)                                     There has been no claim, or a threat of any claim, received in writing by the Sellers from any third party, and to the knowledge of the Sellers no third party claims are pending, (i) challenging the Sellers’ right to use any Business Intellectual Property Rights or alleging any violation, infringement, or misappropriation or indicating that the failure to take a license would result in any such claim with regard to such Business Intellectual Property Rights, or (ii) challenging the ownership rights of any Seller, in any Business Intellectual Property Rights or asserting any opposition, interference, invalidity, termination, abandonment or unenforceability of any Business Intellectual Property Rights, all of the foregoing in connection with the Business during the three (3) year period prior to the date hereof.

(j)                                     No Seller has made any claim of a violation, infringement or misappropriation by any third party (including any employee or former employee of any Seller) of its rights to, or in connection with, any Business Intellectual Property Rights and, to the knowledge of the Sellers, no third party has infringed the Business Intellectual Property Rights.  No Seller has entered into any agreement to indemnify any other Person against any charge of infringement of any Business Intellectual Property Rights, other than indemnification provisions contained in purchase orders or license agreements or other agreements arising in the ordinary course of business or otherwise incidental to the Business.

(k)                                  Each Seller has taken commercially reasonable efforts to protect its know-how and trade secret information relating to the Business, including the signing by all persons with access to trade secret information of valid and binding nondisclosure agreements.  Except with respect to Business Intellectual Property Rights licensed by the Sellers from third parties, the Sellers have secured valid and binding written assignments from all persons who contributed to the creation or development of Business Intellectual Property Rights of all rights to such contributions that any Seller does not already own by operations of law.

(l)                                     All non-public, personally identifiable data which has been collected, stored, maintained or otherwise used by the Sellers in the Business has been collected, stored, maintained and used materially in accordance with all applicable Laws.  The Sellers have not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards with respect to the Business.  The Sellers have made all registrations that the Sellers are required to have made in relation to the processing of data with respect to the Business, and are in good standing with respect to such registrations, if any.  The Sellers’ practices with respect to the Business are, and have always been, in compliance with (i) the privacy statement posted on the adcomms.tmp.com Web site, and (ii) its customers’ privacy policies, when required to do so by contract.

(m)                               The Sellers have implemented, with respect to the Business, standards which are commercially reasonable in its industry aimed at ensuring the physical and electronic protection of its information assets from unauthorized disclosure, use or modification.

(n)                                 With respect to the Business, (i) the Sellers are in compliance in all material respects with all licenses and other requirements of all open source or public library software licenses (including any version of any software licensed pursuant to any GNU public license and all other similar public licenses) which is embodied or included or employed in any product marketed, licensed, sold or distributed by the Business; (ii) no product currently marketed, licensed, sold, or distributed by the Sellers in connection with the Business is, nor, when delivered to Buyer, will be, in whole or in part, governed by an Excluded License (for purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification and/or distribution of software subject to the Excluded License, that (a) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form, or (b) such software and/or other software combined and/or distributed with such software and any associated Intellectual Property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works)); (iii) the Sellers have not incorporated into any product that is currently marketed, licensed, sold, or distributed by the Sellers in connection with the Business (or any portion of any of the foregoing) any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the Sellers; (iv) the Sellers have not incorporated into any product that is currently marketed, licensed, sold, or distributed by the Sellers in connection with the Business (or any portion of any of the foregoing) any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that the Sellers give attribution for its use of such code, modules, utilities, or libraries.

4.14                        Certain Contracts.

(a)                                  Schedule 4.14(a) lists all contracts, agreements or other arrangements material to the Business, inclusive of master contracts with the thirty (30) largest clients of the Business based on calendar year 2005 revenue (together with any agreement otherwise referenced herein or in any schedule attached hereto which is intended to remain with the Business following the Closing being transferred to Buyer with the Business, the “Material Contracts”).  Except as set forth on Schedule 4.14(a) hereto, (i) with respect to each of the Sellers’ obligations thereunder, all of the Material Contracts are valid, binding and enforceable against any such Seller party thereto, and to the knowledge of the Sellers, against the other party thereto, in each case, in accordance with their respective terms and (ii) each of the Sellers has performed in all material respects all obligations required to be performed by it under each such Material Contract and is not in default under, or in breach of nor in written receipt of any claim of default or breach under, any Material Contract.  Schedule 4.14(a) also summarizes the details of the current commission rates payable to the Business by its thirty (30) largest media vendors based on calendar year 2005 revenue.

(b)                                 Except as set forth on Schedule 4.14(b) hereto, none of the Sellers are a party to or bound by, nor are any assets, properties or operations of the Sellers bound by (in each case related solely to the Business) any written or legally binding:

(i)                                     contract relating to indebtedness in excess of $100,000 (including any letter of credit arrangements and guarantees of any obligations) or to the mortgaging, pledging or otherwise placing a Lien prior to the Closing on any asset of any Seller;

(ii)                                  contract under which any of the Sellers has advanced or loaned any employee any amounts of money in excess of $10,000 individually, or $50,000 in the aggregate;

(iii)                               contract under which such Person is lessee of or holds or operates any personal property owned by any other party which involves annual rental payments greater than $250,000, or a group of such contracts with the same Person which involve annual consideration in excess of $500,000 in the aggregate;

(iv)                              contract under which such Person is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Seller which involves annual consideration in excess of $100,000;

(v)                                 joint venture or partnership contract;

(vi)                              guarantee of any Liability;

(vii)                           contract entered into since January 1, 2004 relating to the acquisition or sale of any material assets;

(viii)                        contract or series of related contracts involving payment by or to the Business of $100,000 a year or more, exclusive of contracts with clients of the Business and exclusive of contracts or insertion orders with media providers; or

(ix)                                contract otherwise material to the Business.

(c)                                  A true, correct and complete copy of each of the written Material Contracts and an accurate description of each of the oral Material Contracts, together with all amendments, revisions or changes thereto have been provided to Buyer.

4.15                        Employment Matters.  As of the date hereof, there are no work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices pending or to the knowledge of the Sellers threatened against the Business.  To the knowledge of the Sellers as of the date hereof, there are no organizational efforts presently being made or overtly threatened by or on behalf of any labor union with respect to employees of the Business.

4.16                        Real Property.

(a)                                  No Seller owns any real property.

(b)                                 Schedule 4.16 of the Sellers Disclosure Memorandum contains a complete list of all locations where the Business has employees (the “Company Office Locations”).  The Sellers have made available to Buyer’s counsel complete and accurate copies of each of the leases and subleases for the Company Office Locations (each, a “Lease” and collectively, the “Leases”).  With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect against the lessee named therein, and to the knowledge of the Sellers, the lessor named therein; (ii) neither Monster Worldwide, nor to Monster Worldwide’s knowledge, any other party to the Lease is in material breach or material default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) the lessee and, to the Sellers’ knowledge, no other party to any Leases has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to any Lease; (v) none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Buyer; and (vi) except with respect to any assignment, sublease or license by Monster Worldwide or any other Seller as contemplated by the Transition Services Agreement (as defined in Section 8.2(i) hereof), neither Monster Worldwide nor any other Seller has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease, except that Monster Worldwide or another Seller may have subleased portions of the Company Office Locations subject to Leases but not any portion of the premises subject to a Sublease Agreement or an Assignment Agreement.

(c)                                  With respect to the Company Office Locations, the current use of such property and the operation of the Business does not violate any instrument of record or contract affecting such property or any applicable law.

(d)                                 Except as set forth on Schedule 4.16(d) of the Sellers Disclosure Memorandum, the sublease or assignment, as the case may be, of the Company Office Locations to Buyer does not require the consent of any other party to the Leases, will not result in a breach of or a default under any of the Leases, or otherwise cause any of the Leases to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing subject to applicable bankruptcy and creditors’ rights laws.

4.17                        Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.17 of the Sellers Disclosure Memorandum, the Business does not have any Liability, except for (i) Liabilities reflected on the face of the Latest Balance Sheet and (ii) Liabilities of the same type and scope as those reflected on the face of the Latest Balance Sheet that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to product liability, tort infringement, an environmental health or safety matter, or a violation of or liability under any applicable law).  All current liabilities of the Business as of the close of business on the day preceding the Closing Date will be included as liabilities in the determination of the Actual Working Capital.  Except as set forth on Schedule 4.17 of the Sellers Disclosure Memorandum, neither TMP IP Holdings LLC or TMP India has any Liabilities.

4.18                        No Acceleration of Rights or Benefits.  Except as set forth in Schedule 4.18 of the Sellers Disclosure Memorandum, no Seller has made, nor is any such entity obligated to make, or could become obligated (either prior to or following the Closing) to make, any payment to any Person as a result of the transactions contemplated by this Agreement and the other agreements and instruments contemplated hereby other than agreements entered into with Buyer and/or its Affiliates with effect following the Closing.

4.19                        Names.  Except as set forth on Schedule 4.19 of the Sellers Disclosure Memorandum, during the preceding five-year period, the Business has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business.

4.20                        Affiliated Transactions.  Schedule 4.20 of the Sellers Disclosure Memorandum sets forth all material intercompany services provided to or on behalf of the Business by Monster Worldwide or any of its Affiliates (other than services provided by employees of the Business becoming employees of Buyer or assets of the Business being sold to Buyer) since January 1, 2004.  Except as set forth on Schedule 4.20 of the Sellers Disclosure Memorandum, no officer, director or Affiliate, or to the Sellers’ knowledge, employee (or to the Sellers’ knowledge, any relative of any such officer, director, Affiliate or employee) of any Seller presently has, or at any time since January 1, 2004 had, an interest in any contract, arrangement or transaction relating to the Business, or in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or the Assets which individually or in the aggregate involves consideration in excess of $60,000 or is otherwise material to the Business, in either case which interest is not being sold to Buyer under this Agreement.

4.21                        Customers; Media Vendors.  Schedule 4.21 of the Sellers Disclosure Memorandum lists, for each of the two (2) most recent fiscal years, each customer accounting for more than $1,000,000 in gross billings of the Business in any such year (and the revenues generated from such customer).  Except as set forth on Schedule 4.21 of the Sellers Disclosure Memorandum, none of such customers listed for the most recent fiscal year has canceled or otherwise terminated, or, to the knowledge of the Sellers threatened to cancel or otherwise terminate, its relationship with the Sellers, with respect to the Business, or materially reduced or to the knowledge of the Seller, threatened to materially reduce, its business with the Sellers as it relates to the Business. Except as set forth on Schedule 4.21 of the Sellers Disclosure Memorandum, the Sellers have not received any notice and have no knowledge or reason to believe that any customer of the Business intends to cancel or otherwise modify its relationship with the Sellers on account of the transactions contemplated hereby or otherwise.  Schedule 4.21 of the Sellers Disclosure Memorandum also lists each media vendor in which the Business placed more than $250,000 in advertisements (net of agency commissions) for each of the two (2) most recent fiscal years.  None of such media vendors has canceled or otherwise terminated, or, to the knowledge of the Sellers, threatened to cancel or otherwise terminate its relationship with the Sellers with respect to the Business or to materially modify its business relationship with the Sellers as it relates to the Business.  None of the Sellers has received any notice or has any knowledge or reason to believe that any media vendor intends to terminate or otherwise modify its relationship with the Sellers on account of the transactions contemplated hereby or otherwise.

4.22                        Accounts Receivable.

(a)                                  Except as set forth on Schedule 4.22 of the Sellers Disclosure Memorandum, as of the Closing Date all of the accounts receivable reflected on the Latest Balance Sheet and all other accounts receivable arising prior to the Closing and included in Actual Working Capital are or will be actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books and records of the Business which resulted from the ordinary course of business and in a manner consistent with the Sellers’ normal credit practices and which, to Monster Worldwide’s knowledge, are collectible in full (subject to reserves for bad debt reflected in the Latest Balance Sheet).

(b)                                 Effective as of the Closing on the Closing Date, no Person has, and as of the Closing Date, no Person will have, any Lien on or any other right or claim with respect to any such receivables or any part thereof with the exception of Liens imposed by Buyer or its Affiliates, and no media vendor (including Monster Worldwide and its Affiliates) has any right to any accounts receivable payable to the Sellers from any customer of the Sellers (whether or not the Sellers pay the corresponding payable to the media vendor).

(c)                                  Schedule 4.22 of the Sellers Disclosure Memorandum also indicates the total amount of accounts receivable as of June 30, 2006, the amount of such receivables that are billed and unbilled, and the allowance for doubtful accounts against all of the receivables, the portion thereof against the billed and unbilled receivables and any allowance for doubtful accounts against a specific customer.

4.23                        No Illegal or Improper Transactions.  The Sellers have not and, to the knowledge of the Sellers, none of the Sellers’ directors, officers or employees has, directly or indirectly, used funds or other assets of the Business, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign; (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; or (d) the establishment or maintenance of a secret or unrecorded fund; and there have been no false or fictitious entries made in the books or records of the Business.

4.24                        No Prebillings or Prepayments.  Except as set forth on Schedule 4.24 of the Sellers Disclosure Memorandum, the Sellers have not billed and will not bill, and the Sellers have not received any payments (in the form of retainers or otherwise) from, any of the customers or potential customers of the Business for services to be rendered or for expenses to be incurred subsequent to the Closing Date.  To the extent that accounts receivable include or included pre-billed amounts and to the extent services have not been rendered as of the Closing Date, the corresponding liabilities have been recorded on the books of the Business and will be reflected in Actual Working Capital.

4.25                        Brokers.  The Sellers have not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commission in connection with the transactions contemplated by this Agreement.

4.26                        Insurance.  Schedule 4.26 of the Sellers Disclosure Memorandum lists each insurance policy maintained by Monster Worldwide that covers the Assets or the Business, and identifies which such insurance policies, if any, are occurrence-based policies.

4.27                        WARN Act Compliance.  Within the past ninety (90) days, no Seller has experienced a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”) with respect to the Business.

4.28                        Government Contracts.

(a)                                  The Sellers have complied in all material respects with all applicable statutory and regulatory requirements in respect of any contract with a U.S. federal governmental entity (each such contract a “Government Contract”) (including, without limitation, under the Assignment of Contracts Act, the Federal Assignment of Claims Act, the Federal Acquisition Regulation, the Truth In Negotiations Act, and the Foreign Corrupt Practices Act, collectively, the “Government Contract Laws”).  The Sellers have fully complied in all material respects with all contract clauses, provisions, and requirements incorporated expressly by reference or by operation of law in the Government Contracts as of the date hereof.  Any and all material facts set forth in or acknowledged by the Sellers in any certifications, representations or disclosure statement submitted by the Sellers to any Governmental Entity in respect of the Government Contracts are current, accurate and complete as of the date of submission and have been updated to the extent required by any applicable law or provision of any of the Government Contracts.  The Sellers have not been notified, either directly or indirectly, orally or in writing, that they have breached or violated any Government Contract Laws, certification, representation, or contract clause, provision, or requirement in respect of any Government Contract.  No terminations for default or for cause has been issued in respect to any of the Government Contracts.  No negative determination of responsibility have been issued against the Sellers with respect to the Business.  No costs incurred by the Sellers in respect of a Government Contract have been formally questioned or disallowed by any Governmental Entity.  The Sellers have not been notified of any attempt or intention by any Governmental Entity to withhold or set off monies due to or invoiced by the Sellers under any Government Contract, including, without limitation, with respect to any foreign offset requirements.

(b)                                 There are no irregularities, misstatements, or omissions relating to Government Contracts, bids intended to obtain Government Contracts, or the work performed or to be performed thereunder that have led to or could reasonably be expected to lead to, (i) any administrative, civil, or criminal investigations or indictment of the Sellers or an employee of the Business, (ii) the formal questioning or disallowance of any costs submitted for payment by the Sellers under any Government Contract, (iii) the recoupment of any payments previously made to the Sellers under any Government Contract, or (iv) the assessment of any penalties or damages of any kind against the Sellers under any Government Contract.  The Sellers are not currently under any administrative, civil, or criminal investigation or indictment concerning or relating to any Government Contracts.

(c)                                  The Sellers have not, and have never been, debarred or suspended from doing business with any Governmental Entity, and the Sellers do not know of any such debarment or suspension proceedings that have been instituted, nor of any circumstances which could lead to the institution of any such debarment or suspension proceedings in the future.  No show cause notices or cure notices have been issued against the Sellers in respect of any Government Contract.

(d)                                 Neither the Sellers, nor any of their Affiliates, directors, officers, agents, representatives, consultants, employees, or other Persons associated with or acting on behalf of the Sellers have, with respect to the Business (i) exported, re-exported, or transferred, via any means, any technology, software, or hardware subject to the U.S. Export Administration Regulations, via a direct export or via provision to a non-U.S. Person (including employees of the Sellers, located in the U.S. or abroad), or exported, re-exported, transferred via any means, or temporarily imported a defense article, including technical data, software, and hardware, or provided a defense service to a non-U.S. Person, subject to the U.S. International Traffic in Arms Regulations, via direct export or via provision to a non-U.S. Person, including employees of the Sellers, located in the U.S. or abroad, except in any such case pursuant to a valid license or agreement for such importation, exportation, or re-exportation, of for such provision of services, or pursuant to a valid exception or exemption from the requirement for such a license, agreement, or re-export authorization; or (ii) violated or is in violation of any provision of the U.S. Export Administration Regulations, the Arms Export Control Act, the U.S. International Traffic in Arms Regulations, the Foreign Corrupt Practices Act, or any other U.S. law related to temporary and permanent exports, temporary and permanent imports, employing non-U.S. Persons, retaining non-U.S. Persons as consultants, agents, or representatives, trade or investment restrictions, prohibitions, embargoes, sanctions, boycotts, or other financial and non-financial controls.

4.29                        Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV, BUYER IS PURCHASING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers that:

5.1                               Organization, Standing and Corporate Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite limited liability company power and authority to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Buyer.  Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby and since the date of its formation has engaged in no activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby, and Buyer has no Subsidiaries.

5.2                               Corporate Authorization.  Buyer has all requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of such transactions contemplated hereby, by Buyer has been duly authorized by all necessary limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and (assuming that this Agreement constitutes a valid and binding agreement of the Sellers) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

5.3                               Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Assets or the Business.

5.4                               Non-contravention.  The execution and delivery of this Agreement by Buyer does not and the performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Buyer, (b) contravene, conflict with or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree or (c) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer.

5.5                               Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Buyer, overtly threatened in writing against or affecting Buyer that would reasonably be expected to prevent or substantially delay the transactions contemplated hereby or otherwise materially impair the ability of Buyer to consummate the transactions contemplated hereby on the terms and conditions provided for herein, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

5.6                               Brokers.  Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement, except for fees payable to Veronis Suhler Stevenson LLC, which are the responsibility of Buyer.

5.7                               Commitments.  Buyer has received debt and equity commitments which will provide to Buyer sufficient funds to consummate the transactions contemplated hereby, including payment in full for the Assets, and to pay all of its fees and expenses related to the transactions contemplated hereby.

5.8                               Pro Forma Financials.  Buyer has no reason to believe that the stated assumptions set forth in the Pro Forma Financials with respect to the expenses of the Business on a stand-alone basis are unreasonable.  Buyer makes no representation as to any assumptions not stated in the Pro Forma Financials.

ARTICLE VI

PRE-CLOSING COVENANTS AND OTHER TERMS

6.1                               Public Announcements.  Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Buyer (in the case of the Sellers) or Monster Worldwide (in the case of Buyer), provided, however, that (i) nothing herein will prohibit Monster Worldwide from issuing or causing publication of any such press release, public announcement or public filing (and commenting thereon consistent with the rules and regulations of the SEC) to the extent that Monster Worldwide determines such action to be required by law, or the regulations of any government agency or the Nasdaq National Market in which case Monster Worldwide will, if practicable in the circumstances, use reasonable efforts to allow Buyer reasonable time to comment on such release, announcement or filing in advance of its issuance; (ii) the Sellers may disclose this Agreement and the transactions contemplated hereby to third parties in connection with securing consents of such third parties and in connection with any permits, approvals, filings or consents required by law to be obtained; and (iii) Buyer may disclose this Agreement and the transactions contemplated hereby to third parties in connection with securing consents of third parties, in connection with any permits, approvals, filings or consents required by law to be obtained, and in connection with obtaining debt and equity commitments to finance the acquisition and to third parties assisting Buyer in its due diligence review of the Business.

6.2                               Investigation by Buyer.  Prior to the Closing and upon reasonable notice, the Sellers will afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during normal business hours to, and otherwise make available to Buyer, the offices, facilities, properties, files, documents, contracts, insurance policies, books and records of the Business and the Assets so as to afford Buyer the opportunity to make such review, examination and investigation of the Business and the Assets as Buyer may request and the Sellers will cooperate with Buyer in connection with any permits, approvals, filings or consents required by law to be obtained.  Buyer will make reasonable efforts to minimize disruption to the business of the Sellers which may result from the requests for data and information hereunder.  Buyer agrees that it will not, and will cause its officers, attorneys, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  No investigation, review, study or examination by Buyer or its representatives shall offset, limit or diminish the scope of the representations and warranties of the Sellers in this Agreement or reduce or limit the liability of the Sellers for any breach thereof.

6.3                               Conduct of Business.  From the date hereof through the Closing, except as otherwise expressly provided for in this Agreement and the Sellers Disclosure Memorandum, Monster Worldwide covenants and agrees that it will, and will cause each other Seller to, carry on the Business diligently, in the ordinary course and in substantially the same manner as the Business has previously been carried out.  Without limiting the foregoing or the other provisions of this Agreement, the Sellers covenant and agree that:

(a)                                  The Sellers will (i) maintain the Assets in good repair, order and condition (ordinary wear and tear excepted), (ii) maintain and keep in full force existing insurance relating to the Assets and the Business, (iii) maintain the books and records of the Business in the usual, regular and ordinary manner on a basis consistent with past practices, (iv) perform and comply with their contractual obligations as they relate to the Assets and the Business, and (v) use commercially reasonable efforts to preserve the business organization of the Business and to preserve the goodwill and business of the customers, media vendors, suppliers and others having business relations with the Business and to retain the services and goodwill of the employees of the Business.  Except in furtherance of the transactions contemplated by this Agreement and for Liens created pursuant to the terms of Monster Worldwide’s primary lending facility (as it may from time to time be amended prior to the Closing), the Sellers shall not mortgage, hypothecate, grant Liens in or otherwise encumber its interest in its leased property, or sublease its interest in its leased property or amend any lease to which it is a party or by which it is bound which relates to the Business or the Assets.

(b)                                 Except in the ordinary course of business consistent with past custom and practice, or as otherwise expressly provided for in this Agreement, the Sellers shall not: (i) sell, lease, transfer or otherwise dispose of any of the Assets, (ii) create or permit to exist any new Lien on any of the Assets except for Liens created pursuant to the terms of Monster Worldwide’s primary lending facility (as it may from time to time be amended prior to the Closing), (iii) enter into any joint venture, partnership or other similar arrangement with a third party relating to the Business, (iv) accelerate or delay any service to be rendered to a customer of the Business in a manner inconsistent with past practices, (v) make any new commitments for capital expenditures for the Business, or (vi) enter into any commitment to borrow money for the Business.

(c)                                  The Sellers shall not undertake any action or fail to take any action that will result in a breach of the representations and warranties set forth in Article IV hereof as if made on and as of the Closing Date.

(d)                                 The Sellers will not grant any power of attorney with respect to the Business or the Assets.

6.4                               Non-Negotiation.  In consideration of the substantial expenditure of time, effort and expense undertaken by Buyer in connection with its due diligence review and the preparation and execution of this Agreement, the Sellers agree that neither they, nor any of their respective representatives, agents or employees will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, directly or indirectly, solicit, encourage, initiate, negotiate or discuss with any third party (including by way of furnishing any information concerning the Business or the Assets) or permit the consummation of any acquisition proposal relating to the Assets or the Business, or any direct or indirect interests in the Assets or the Business, whether by purchase of assets or stock, purchase of interests, business combination, merger or other transaction.

6.5                               Best Efforts.  The Sellers will each use their best efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to Buyer’s obligations hereunder, and Buyer will use its best efforts between the date hereof and the Closing to secure fulfillment of all of the conditions precedent to the obligations of the Sellers hereunder.

6.6                               WARN Act.  The Sellers covenant and agree that from the date hereof through the Closing Date, no Seller will implement any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act with respect to employees of the Business without advance notification to Buyer.  In addition, the Sellers covenant and agree that from the date hereof through the Closing Date, no Seller will implement any action that would cause a violation of the WARN Act with respect to employees of the Business.

6.7                               Notices.  Monster promptly shall notify Buyer in writing of, and furnish any information that Buyer may request with respect to, (a) any claim, litigation, proceeding or governmental investigation threatened or asserted by or against any of the Sellers with respect to the Business or against the Business or any material development with respect to any such claim, litigation, proceeding or investigation, (b) any event or condition that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled and (c) any other occurrence of any kind that could reasonably be expected to have a Material Adverse Effect.

6.8                               Consents.  Prior to the Closing, Monster Worldwide shall use reasonable commercial efforts to obtain at the earliest practicable date, by instruments in form and substance reasonably satisfactory to Buyer, all consents set forth on Schedule 6.8 attached hereto, without any conditions adverse to Buyer or the Business.  If any such consent is not obtained prior to the Closing, each of the Sellers shall use its reasonable commercial efforts to cooperate with Buyer to obtain such consent after the Closing, including, without limitation, such consents with respect to contracts with any Governmental Entity, provided, however, if any such consent cannot be obtained (and, accordingly, pursuant to Section 1.2(iv) the agreement is excluded from the sale pursuant to this Agreement), each of the Sellers shall use its best efforts to keep the agreement in effect and to give Buyer the benefit of the agreement to the same extent as if it had been assigned to Buyer, and Buyer shall perform the obligations under the agreement relating to the benefit obtained by Buyer.  If the Sellers are unable to obtain any of such consents within one hundred and eighty (180) days after the Closing Date, or for the entire one hundred and eighty (180) day period Sellers are unable to give Buyer the benefit of the applicable agreement, or if the consent to assignment contains any condition adverse to Buyer or the Business, the Sellers and Buyer shall negotiate in good faith a reduction in the consideration payable by Buyer pursuant to this Agreement to reflect the loss or cost to Buyer of not obtaining the benefit of such consent or agreement or of being subject to such condition.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1                               Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing (as hereinafter defined), of all of the following conditions, any one or more of which may be waived at the option of Buyer:

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by the Sellers in the performance of any of their respective material covenants herein to be performed by any or all of them in whole or in part prior to the Closing, and the representations and warranties of the Sellers contained in this Agreement, if specifically qualified by materiality, shall be true and correct as of the Closing and, if not so qualified, shall be true and correct in all material respects as of the Closing, except for representations or warranties that are made by their terms as of a date specified by month, day and year, which shall be true and correct or true and correct in all material respects, as applicable, as of such specified date.  Buyer shall receive at the Closing a certificate dated and validly executed on behalf of the Sellers in the form attached hereto as Exhibit B certifying (i) the fulfillment of the foregoing conditions, (ii) restating and reconfirming as of the Closing all of the covenants, representations and warranties of the Sellers contained in this Agreement, specifying in detail the extent of any breaches thereof and (iii) as to the approval of the Board of Directors of Monster Worldwide of the transactions contemplated by this Agreement.

(b)                                 Delivery of Documents.  Buyer shall have received all documents and other items to be delivered under Section 8.2.

(c)                                  No Legal Obstruction.  No suit, action or proceeding not disclosed in the Sellers Disclosure Memorandum by any person, entity or governmental agency shall be pending or threatened in writing which, if determined to be adverse to the Assets or the Business, could reasonably be expected to have a Material Adverse Effect upon the Assets or the Business.  No injunction, restraining order or order of any nature shall have been issued by or be pending before any court of competent jurisdiction or any governmental agency challenging the validity or legality of the transactions contemplated hereby or restraining or prohibiting the consummation of such transactions or compelling Buyer to dispose of or discontinue or materially restrict the operations of a significant portion of the Business.  All material permits, approvals, filings and consents required or advisable to be obtained or made, and all waiting periods required or contemplated to expire, prior to the consummation of the transactions contemplated hereby under applicable federal laws of the United States, or applicable laws of any state or foreign country having jurisdiction over the transactions contemplated hereby shall have been obtained, made or expired, as the case may be (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(d)                                 No Material Adverse Effect.  From the date hereof until the Closing, there shall have been no Material Adverse Effect on the Assets or the Business.

(e)                                  Third Party Consents.  The Sellers shall have obtained the consent of those parties listed on Schedule 7.1(e) of the Sellers Disclosure Memorandum to the execution of this Agreement and the consummation of the transactions contemplated hereby, without any condition materially adverse to Buyer or the Business, or Buyer shall have waived the need for consent.

(f)                                    TMP IP Holdings LLC.  The Sellers shall have obtained the consent of TMP Directional Marketing, LLC to the transfer of Sellers’ interests in TMP IP Holdings LLC to Buyer and shall have assigned the License Agreement among TMP IP Holdings LLC, Monster Worldwide and Monster California (the “TMP Holdings License Agreement”) to Buyer.

7.2                               Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Sellers:

(a)                                  No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by Buyer in the performance of any of the material covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Buyer contained in this Agreement, if specifically qualified by materiality, shall be true and correct as of the Closing and, if not so qualified, shall be true and correct in all material respects as of the Closing.  The Sellers shall receive at the Closing a certificate dated as of the Closing and executed on behalf of Buyer, certifying in such detail as the Sellers may reasonably require, the fulfillment of the foregoing conditions, and restating and reconfirming as of the Closing all of the covenants, representations and warranties of Buyer contained in this Agreement, specifying in detail the extent of any breaches thereof.

(b)                                 Delivery of Documents.  The Sellers shall have received all documents and other items to be delivered by Buyer under Section 8.3.

(c)                                  No Legal Obstruction.  All Requisite Regulatory Approvals shall be in full force and effect.

ARTICLE VIII

CLOSING

8.1                               Closing.  The consummation of the transactions that are the subject of this Agreement shall be closed (the “Closing”) at the office of Proskauer Rose LLP, 1585 Broadway, New York, NY 10036 simultaneously with the satisfaction or waiver of the conditions to the parties’ obligations set forth in Sections 7.1(e) and (f) hereof, but in no event earlier than or later than August 31, 2006, or at such other time or place as the parties may mutually agree (the “Closing Date”).

8.2                               Deliveries by the Sellers.  At the Closing, the Sellers shall deliver or cause to be delivered to Buyer simultaneously with delivery of the items referred to in Section 8.3 below:

(a)                                  Bill of Sale; Assignment and Assumption Agreements.  Each Bill of Sale and all other necessary assignments, transfers and assumptions duly executed by the Sellers;

(b)                                 Closing Certificate.  A certified copy of the certificate contemplated by Section 7.1(a) above;

(c)                                  Consents.  Copies of all written consents, if any, listed on Schedule 7.1(e) of the Sellers Disclosure Memorandum required to be obtained by the Sellers in connection with the transactions contemplated by this Agreement;

(d)                                 Consent of TMP IP Holdings LLC.  A copy of the written consent of the Board of Directors of TMP IP Holdings LLC as set forth in Section 7.1(f) above.

(e)                                  Intellectual Property Assignments.  Assignments of copyrights, trademarks, domain names or any other Transferred Proprietary Rights in form and substance reasonably acceptable to Buyer;

(f)                                    Sublease Agreement.  Monster Worldwide or another Seller shall have duly executed and delivered to Buyer a Sublease Agreement substantially in the form attached hereto as Exhibit C (a “Sublease Agreement”) with respect to each of the locations listed on Schedule 8.2(g) of the Sellers Disclosure Memorandum;

(g)                                 Assignment Agreement.  Monster Worldwide or another Seller shall have duly executed and delivered to Buyer an Assignment Agreement substantially in the form attached hereto as Exhibit D (an “Assignment Agreement”) with respect to each of the locations listed on Schedule 8.2(h) of the Sellers Disclosure Memorandum;

(h)                                 Transition Services Agreement.  Monster Worldwide shall have duly executed and delivered to Buyer the Transition Services Agreement substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”);

(i)                                     Commercial Agreement.  Monster, Inc. shall have duly executed and delivered to Buyer a Recruiting Advertising Agency Agreement substantially in the form attached hereto as Exhibit F (the “Commercial Agreement”); and

(j)                                     Other Documents.  Such other documents and instruments as Buyer reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Buyer shall be in form and substance reasonably satisfactory to counsel for Buyer.

8.3                               Deliveries by Buyer.  At the Closing, Buyer will deliver to the Sellers simultaneously with delivery of the items referred to in Section 8.2 above:

(a)                                  The Purchase Price.  The Purchase Price;

(b)                                 Closing Certificate.  A certified copy of the certificate contemplated by Section 7.2(a) above;

(c)                                  Sublease Agreement.  Buyer shall have duly executed and delivered to Monster Worldwide or another Seller a Sublease Agreement with respect to each of the locations listed on Schedule 8.2(g) of the Sellers Disclosure Memorandum;

(d)                                 Assignment Agreement.  Buyer shall have duly executed and delivered to Monster Worldwide or another Seller an Assignment Agreement with respect to each of the locations listed on Schedule 8.2(h) of the Sellers Disclosure Memorandum;

(e)                                  Transition Services Agreement.  Buyer shall have duly executed and delivered to Monster Worldwide the Transition Services Agreement;

(f)                                    Commercial Agreement.  Buyer shall have duly executed and delivered to Monster, Inc. the Commercial Agreement;

(g)                                 TMP IP Holdings LLC.  Buyer shall have duly executed and delivered to the Sellers an agreement to be bound to the Operating Agreement for TMP IP Holdings LLC and to the TMP Holdings License Agreement; and

(h)                                 Other Documents.  Such other documents and instruments as Monster Worldwide reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Sellers shall be in form and substance reasonably satisfactory to counsel for the Sellers.

ARTICLE IX

OTHER AGREEMENTS

9.1                               Noncompetition.

(a)                                  Noncompetition.  The Sellers acknowledge that they have extensive knowledge and a unique understanding of the operation in the United States and Canada of a recruitment advertising agency, including, without limitation, the placement of recruitment-related advertising on behalf of clients in third party media in consideration for agency commissions payable by such third party media and the provision of (i) creative services, (ii) corporate imaging and (iii) employer branding, in each case in connection with customized, end-to-end website development for recruitment purposes to third party clients (the “Restricted Business”), have been directly involved with the establishment and continued development of the Restricted Business’ customer relations and have had access to all of the proprietary and confidential information used in the Restricted Business.  In furtherance of the sale of the Assets to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value of the Assets so sold, each of the Sellers covenants and agrees that, for a period beginning on the Closing Date and ending on the date which is two (2) years after the Closing Date (the “Term”), the Sellers shall not, and shall cause their respective

Affiliates not to engage, directly or indirectly, in the Restricted Business.  Notwithstanding the foregoing, nothing contained in this Section 9.1(a) shall prohibit Monster Worldwide or its Subsidiaries or Affiliates from (i) providing product offerings which the Sellers, through the Retained Business, are offering as of the date hereof including, without limitation, career site hosting (private labels), job templates and alliance websites for associations and newspapers, or (ii) owning not more than an aggregate of five percent (5%) of any class of stock of any company engaged directly or indirectly in the Restricted Business which is listed on a national securities exchange or traded in the over-the-counter market, or (iii) acquiring any company or companies directly or indirectly engaged in the Restricted Business which has or have, as the case may be, annual revenues arising directly or indirectly from the Restricted Business that are less than (A) in the aggregate for all such companies acquired, five percent (5%) of the total annual revenue of all such companies acquired or (B) individually, ten percent (10%) of the total annual revenue of each such company acquired.  Monster Worldwide acknowledges that the restrictions set forth herein are reasonable, valid and necessary for the protection of the legitimate interest of Buyer.  For the purpose of clarity, it is understood that the Restricted Business does not include the Retained Business.

(b)                                 Non-Solicitation.

(i)                                     During the Term, the Sellers shall not directly or indirectly through another Person (A) induce or attempt to induce any employee of the Business to leave its employ for employment with any Seller, (B) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation or prospective client of Buyer with respect to the Restricted Business or (C) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Restricted Business to cease doing business or reduce its business with Buyer; provided, however, nothing herein shall restrict the Sellers from seeking to do business outside of the Restricted Business directly with any clients of the Business even if that reduces that client’s business with Buyer.

(ii)                                  During the Term, Buyer shall not, directly or indirectly through another Person, induce or attempt to induce any employee of the Sellers to leave the employ of the Sellers for employment with Buyer.

(iii)                               During the one-year period after the Closing, the Sellers shall not hire any employee of the Business, regardless of the reason the employee leaves the Business; provided that this provision shall not apply if the employee leaves the Business due to involuntary termination of employment and the Chief Executive Officer of Buyer consents to the hiring.

(iv)                              During the one-year period commencing with the day after the Closing, Buyer shall not hire any employee of the Sellers, regardless of the reason the employee leaves the Sellers; provided that this provision shall not apply if the employee leaves the Sellers due to involuntary termination of employment and the Chief Executive Officer of Monster Worldwide consents to the hiring.

(v)                                 Notwithstanding anything to the contrary contained in this Section 9.1(b), no party hereto shall be restricted from making any general solicitation for employees or public advertising of employment opportunities not specifically targeted at any persons described in clauses (i) through (iv) above.

(c)                                  Remedies.  Without limiting the right of Buyer to pursue all other legal and equitable rights available to it, including, without limitation, damages for the actual or threatened violation of this Section 9.1 by the Sellers or any of their respective Affiliates, it is agreed that other remedies cannot fully compensate Buyer for such a violation and that Buyer shall be entitled to injunctive relief and/or specific performance to prevent violation or continuing violation thereof, without bond and without the necessity of showing actual monetary damages.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 9.1, any term, restriction, covenant or promise in this Section 9.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

9.2                               Survival of Representation and Warranties; Covenants.  All of the representations and warranties set forth in this Agreement shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation, inquiry or examination made for or on behalf of or any knowledge of Buyer, the Sellers or any of their respective Affiliates, officers, directors, employees, agents, or representatives until the eighteen-month anniversary of the Closing Date, except with respect to those representations and warranties set forth in (x) Section 4.10 (Taxes), which shall terminate as of the expiration of the applicable statute of limitations, (y) Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.12 (Environmental Matters) and Section 4.13 (Intellectual Property), which shall terminate on the third anniversary of the Closing Date and (z) Section 4.2 (Ownership of Assets) and 4.3 (Corporation Authorization), which shall not terminate.  Unless a specified period is set forth in this Agreement, in which event such specified period will control, all covenants contained herein shall survive the Closing and remain in effect indefinitely.

9.3                               Cooperation After the Closing.  Buyer and the Sellers will, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action as may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including, without limitation, their best efforts to obtain any of the consents set forth on Schedule 6.8 of the Sellers Disclosure Memorandum.  Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement and the documents and agreements delivered in connection herewith, (i) the Sellers shall promptly remit to Buyer any and all payments or fees received by the Sellers after the Closing from third parties (A) resulting from the operation of the Business prior to the Closing where the corresponding receivable was included in Actual Working Capital, or (B) resulting from the operation of the Business after the Closing; and (ii) Buyer shall promptly remit to the Sellers any and all payments or fees received by Buyer after the Closing from third parties (A) resulting from the operation of the Retained Business prior to the Closing, to the extent the corresponding receivable was not included in Actual Working Capital, or (B) resulting from the operation of the Retained Business after the Closing.

9.4                               Certain Taxes.

(a)                                  All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) arising out of, in connection with, or attributable to transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), shall be paid 50% by the Sellers and 50% by Buyer when due and Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes (the cost of which to be borne 50% by the Sellers and 50% by Buyer).  If required by applicable law, the Sellers will join in the execution of any such Tax Returns and other such documentation.

(b)                                 Buyer and the Sellers will use their commercially reasonable efforts to minimize (or eliminate) any taxes payable under the Excise Tax Act (Canada) in respect of the Closing by, among other things, making such elections and taking such steps as may be provided for under that Act (including, for greater certainty, making a joint election in a timely manner under Section 167 of that Act) as may reasonably be requested by Buyer in connection with the Closing.

(c)                                  Buyer and the Sellers agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable.

9.5                               Employee Benefits Matters.

(a)                                  Prior to the Closing Date, Buyer or its Affiliate shall make an offer of employment, effective as of the Closing Date, to each employee of the Business listed on Schedule 9.5(a) hereto (which schedule shall be delivered at the Closing); provided, however, any offer of employment shall be contingent upon the Closing actually occurring.  Each such offer shall be for at least the same rate of base salary, wages and/or commissions and the same job position and workplace location in effect for each such employee immediately prior to the Closing.  Each employee set forth on Schedule 9.5(a) will become an employee of Buyer (a “Continuing Employee”), if at all, on or as of: (a) the Closing, if such Business employee is then actively at work; (b) the Closing, if such Business employee is then absent from work due to vacation or jury duty and returns to active employment following the end of the vacation or the completion of jury duty, as the case may be; or (c) the date such Business employee returns to active employment, in the case of a Business employee who, on the Closing Date, is absent from work due to short term disability, maternity leave, military leave or other authorized leave of absence with a right to return to his or her job, and who returns to active employment within the time required under the original terms and conditions applicable to such absence.  Buyer will not be required to offer to employ or employ a Business employee who, on the Closing Date, is absent from work due to long term disability.  Notwithstanding the foregoing, nothing herein shall be construed as to prevent Buyer from terminating the employment of any Continuing Employee at any time after the Closing for any reason (or no reason), subject to Buyer’s obligation to provide severance to such employee, as described in Section 9.5(b) below.  To the extent permitted by applicable law, the Sellers shall deliver to Buyer or its Affiliate as of the Closing Date all personnel files relating to the Continuing Employees.

(b)                                 For a period beginning on the Closing Date and ending no earlier than twelve (12) months thereafter, Buyer shall provide, or cause to be provided, to the Continuing Employees, benefits (including, without limitation, a group health plan) that are, in the aggregate, substantially similar to or more favorable than the benefits (not including stock options or other equity-based compensation) provided to each of the Continuing Employees immediately prior to the Closing Date.  The Sellers shall not directly or indirectly induce or attempt to induce any employees of the Business that Buyer wishes to employ to remain with the Sellers.  Buyer shall use commercially reasonable efforts to (i) recognize all service by the Continuing Employees with the Sellers and their predecessors and the Business for purposes of eligibility to participate and vesting in any employee benefit plan (as defined in Section 3(3) of ERISA) of Buyer or its Affiliates, solely to the extent recognized by the Sellers under the applicable similar Plan, and solely to the extent such time period is recognized under the terms of Buyer’s plans, and for determining the period of employment of any Continuing Employee under any vacation, severance, sick leave or other paid time off plan, as well as for determining other entitlements and terms of employment affected by seniority under the employment policies of Buyer and its Affiliates, but not for purposes of benefit accrual under any defined benefit pension plan of Buyer, provided that such crediting of service does not result in any duplication of benefits; (ii) cause its health and welfare plans to waive any pre-existing condition exclusions (to the extent such exclusion was waived under applicable health and welfare plans offered to the Continuing Employees by the Business) in respect of Continuing Employees (and their beneficiaries and dependants) and (iii) grant full credit to Continuing Employees (and their beneficiaries and dependents); for contributions, deductibles, co-payments and other attributes of participation in the Business’ health and welfare plans prior to Closing and in the plan year in which the Closing occurs.  Nothing in this Section 9.5 or elsewhere in this Agreement, expressed or implied, shall confer upon any current or former employee of the Sellers or the Business (including the Continuing Employees) or any legal representatives thereof any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement (including any right to employment or continued employment with Buyer or any of its Subsidiaries for any specified period).  If Buyer elects to terminate any Continuing Employee at any time within the thirty (30) day period immediately after the Closing, for reasons, other than for cause, Buyer shall provide severance to such terminated employee, in accordance with the terms of the Sellers’ severance policy (“Severance Policy”), a copy of which is attached as Exhibit C to the Sellers Disclosure Memorandum, with such severance to be calculated recognizing the years of service the Continuing Employee completed with Seller immediately prior to the Closing Date.  The Sellers shall cooperate and provide Buyer with information, upon request, necessary to calculate severance pay.  The Sellers agree that if Buyer terminates the employment of a Continuing Employee eligible for the payment of severance under the Severance Policy within the thirty (30) day period immediately following the Closing Date, upon Buyer’s written request therefor, the Sellers shall reimburse Buyer for the dollar amount of the severance actually paid by Buyer to the terminated employee (or employees), up to an aggregate of $300,000.  Such $300,000 amount shall be reduced to the extent that any Seller pays or has paid severance directly to any of the terminated employees covered by the preceding sentence and/or to any of the persons listed on Schedule 9.5(b) hereto.  Buyer shall pay, and the Sellers shall have no obligation with respect to, any severance payable to any Continuing Employee terminated after the thirty (30) day period.  Buyer agrees to indemnify and hold harmless the Sellers and their respective Affiliates with respect to any liability under the Federal Worker Adjustment and Retraining Notification Act or any similar state statute arising out of or in connection with the transactions contemplated hereby with respect to employees of the Business and to take whatever action may be necessary or appropriate for the Sellers not to incur any such liability arising out of or in connection with the transactions contemplated hereby.

(c)                                  As of the Closing Date, subject to compliance with applicable non-discrimination requirements, the Sellers shall contribute to the Monster Worldwide, Inc. 401(k) Savings Plan (the “Seller 401(k) Plan”) the matching contributions required to be made with respect to the elective contributions made by Continuing Employees for the calendar quarter in which the Closing occurs, without regard to post-Closing service conditions that may otherwise be applicable.  Seller shall cause all Continuing Employees to vest as of the Closing Date in their account balances under the Seller 401(k) Plan.  On or before the Closing Date, Buyer or its Affiliate shall establish or designate one or more existing defined contribution plans (the “Buyer’s 401(k) Plan”) in which the Continuing Employees shall participate effective as of the Closing Date.  As soon as practicable after the Closing Date, the Sellers shall cause the trustee under the Seller 401(k) Plan to transfer to Buyer’s 401(k) Plan an amount in cash or in other property (including employer securities), as determined by the Sellers with the reasonable consent of Buyer, equal to the total account balances of the Continuing Employees determined as of the Seller 401(k) Plan valuation date immediately preceding the transfer plus the promissory notes (if any) evidencing any outstanding loans to the Continuing Employees (the “Transferred 401(k) Assets”).  The parties hereto agree that in no event shall the Transferred 401(k) Assets be less than the amount required under Section 414(l) of the Code and the regulations thereunder.  Each party will provide such information and take such other action as may reasonably be requested by the other in order to satisfy each other that Buyer’s 401(k) Plan and Seller 401(k) Plan are qualified under Section 401(a) of the Code.

(d)                                 Payroll Reporting and Withholding.

(i)                                     The Sellers and Buyer shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53.  Under this procedure Buyer, as the successor employer, shall provide all required Forms W-2 to all Continuing Employees reflecting all wages paid and taxes withheld by the Sellers as the predecessor and Buyer as the successor employer for the entire year during which the Closing Date shall take place.  The Sellers shall provide all required Forms W-2 to all other employees of the Sellers who are not Continuing Employees reflecting all wages and Taxes paid and withheld by the Sellers before and after the Closing Date.

(ii)                                  The Sellers and Buyer shall adopt the alternative procedure of Rev. Proc. 2004-53 for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate).  Under this procedure the Sellers shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Continuing Employee, and Buyer will honor these forms until such time, if any, that such Continuing Employee submits a revised form.

(e)                                  On the Closing Date, the Continuing Employees who participate in the Sellers’ flexible spending plan will become participants in a flexible spending plan of

Buyer. the Sellers shall transfer to Buyer or its Affiliates an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts made prior to the Closing Date during the year in which the Closing Date occurs by Continuing Employees under the Sellers’ flexible spending plan over the aggregate reimbursement payouts made for such year from such accounts to the Continuing Employees, except for amounts as to which reimbursement requests have been duly submitted prior to such transfer and which the Sellers have paid or shall cause to be paid to the Continuing Employees in accordance with the Code and the terms of the Sellers’ plan (the “Flex Assets”).  Buyer and its Affiliate shall honor all claims for reimbursement for services received by the Continuing Employees from January 1, 2006 through the Closing Date (the “Reimbursement Claims”), provided such Reimbursement Claims are required to be paid under, and are submitted in accordance with, the terms of the Sellers’ plan and the Continuing Employees’ elections.  Notwithstanding the foregoing, Buyer shall have no obligation to honor the Continuing Employees’ Reimbursement Claims unless and until the Flex Assets have been transferred to Buyer or its Affiliate.  On the date of transfer of the Flex Assets, the Sellers shall provide Buyer or its Affiliate with copies of all unpaid reimbursement requests.  The Sellers shall, as soon as practicable after the Closing Date, provide Buyer or its Affiliate with such information in the possession of the Sellers as may be reasonably requested by Buyer and necessary for Buyer to effectuate the transfer of the Flex Assets and honor the Reimbursement Claims elections contemplated by this Section 9.5(e).

(f)                                    From and after the Closing, the Sellers will continue to provide or cause to be provided COBRA continuation coverage to any individual who, as of the Closing Date, is receiving or eligible to receive such COBRA coverage from Seller or its Affiliates by reason of a qualifying event occurring on or before the Closing Date.  From and after the Closing, Buyer and its Affiliates will be responsible for providing COBRA continuation coverage, if any, that may be required to be provided to Continuing Employees (and their covered dependents) by reason of a qualifying event occurring on or after the Closing Date.

(g)                                 The Sellers shall remain responsible for all workers’ compensation claims relating to all illness and injuries incurred by the Continuing Employees prior to the Closing Date.  Buyer and its Affiliates will be responsible for all workers’ compensation claims relating to all illness and injuries incurred by the Continuing Employees after the Closing Date.

9.6                               Credit Cards; Maintenance of Accounts and Payment of Outstanding Credit Card Balances.  Monster Worldwide shall maintain all Bank of America credit card accounts procured by it for use by the Business and such of its employees who become Continuing Employees for the lesser of (x) ninety (90) days after the Closing Date or (y) ten (10) business days after such date that Buyer informs Monster Worldwide it no longer needs the use of such cards (the “Credit Transition Period”).  During the Credit Transition Period Buyer shall remit payment in U.S. or Canadian dollars, as applicable, to Monster Worldwide electronically to the account(s) specified by Monster Worldwide from time to time, for any outstanding balances and other charges (such as foreign currency conversion charges and finance charges, but excluding any charge caused by Monster Worldwide with respect to such amounts) on such credit card accounts within five (5) business days of being presented Monster Worldwide’s invoice therefor.  The parties agree that all amounts so invoiced shall reflect a 1.25% rebate to account for any rebates Monster Worldwide may in the future receive in respect of any such invoiced credit card billings, and that Buyer shall not be entitled to any such future rebates (or be required to reimburse Monster Worldwide to the extent such rebates exceed the amount of rebates actually received by Monster Worldwide in the future).

9.7                               Joint Agreements.  The Sellers are party to Nonsolicitation, Confidentiality and Mandatory Dispute Resolution Agreements with employees who are or will be employed by Buyer after the Closing Date, which agreements are not being assigned to Buyer.  To the extent that the benefits of any nonsolicitation, confidentiality and mandatory dispute resolution covenant or agreement contained in any such agreement can be assigned in part for the benefit of Buyer without negatively affecting the benefit to the Sellers of such provisions, such benefit is hereby assigned to Buyer effective as of the Closing Date.

9.8                               Use of Domain Names, Trademarks, etc.

(a)                                  Notwithstanding anything to the contrary in this Agreement, for a period of thirty (30) days after the Closing Date, Buyer shall have the right to use the Monster Marks (as defined in Section 9.8(b) below) in connection with its respective marketing and advertising materials, stationery and other materials and documents in which the Monster Marks are embodied as of the Closing Date; provided, however, that during such thirty (30) day period, Buyer shall be consistent with, and shall not deviate from, the usage of such materials and documents by the Business prior to the Closing Date.  As a condition to the license granted by this Section 9.8(a), Buyer will use the Monster Marks (A) in connection with its business operations having a level of quality at least as high as that established by the Business prior to the Closing Date, and (B) in compliance with all applicable laws and regulations.  Monster will have the right to exercise quality control over the Monster Marks to that degree reasonably necessary, in the reasonable opinion of Monster, to maintain the validity and enforceability of the Monster Marks, and to protect the goodwill associated therewith.  Buyer will (i) upon written request by Monster, submit to Monster materials bearing the Monster Marks as Monster may reasonably require to ensure compliance by Buyer with the obligations set forth in this Section 9.8(a), and (ii) comply with the requests of Monster to bring Buyer into conformity with this Section 9.8(a).  Monster will have the right to terminate the license granted in this Section 9.8(a) in the event of a material breach of this Section 9.8(a) by Buyer that has not been cured within five (5) days after written notice by Monster.  The foregoing license is not intended to limit or expand any representation, warranty or covenant contained in this Agreement, and accordingly except as expressly provided elsewhere in this Agreement and limited to the foregoing license of the Monster Marks, Monster makes no representations or warranties of any kind with respect to the rights granted under such license, nor shall Monster have any liability whatsoever based upon such license, including, without limitation, as to the validity, non-infringement, right to use, scope or enforceability of such marks, in any jurisdiction worldwide, and Monster has no obligation to file or prosecute any application of registrations or maintain any applications or registrations in force in connection therewith, or to otherwise pursue, enforce or prosecute any rights with regard to the Monster Marks to the extent licensed by this Section 9.8(a), or to defend any demands, actions or other claims regarding the Monster Marks to the extent licensed by this Section 9.8(a).  The foregoing limitations and disclaimers shall not affect or apply to any representation, warranty or covenant in this Agreement except the license set forth in this Section 9.8(a).

(b)                                 From and after the Closing Date, Monster Worldwide and/or its Affiliates will own or continue to own, exclusive of Buyer, all rights in, and to the use of (except as specifically permitted by Section 9.8(a) hereof), (i) the name, brand and mark “Monster” and (ii) the names, brands and marks that do not pertain exclusively to the Business and/or otherwise pertain to both the Retained Business and the Business, or pertain to neither the Retained Business nor the Business, but in or of which Monster Worldwide and/or any other Seller has rights, title or any interest, but excluding any names, brands or marks listed on Schedule 1.1(h) or owned by TMP IP Holdings LLC (collectively, the “Monster Marks”), and all corporate symbols and logos related thereto, and any name, brand, trademark, trade name, domain name (including registrations therefor) or service mark which includes any of the Monster Marks and all abbreviations or derivatives thereof, and any other name, brand, mark, symbol or logo connoting the Monster Marks or which constitutes a formative thereof, in all cases existing now or in the future.  Except as specifically permitted by Section 9.8(a), from and after the Closing Date, neither Buyer nor any of its respective Affiliates will use or have any rights in, or to the use of, the Monster Marks or any name, brand or mark which includes the Monster Marks or any abbreviation or derivative thereof or any name or mark confusingly similar thereto, or any special script, type font, form, style, logo, design, device, trade dress or symbol which contains, represents or evokes any branding, trade dress, trademark, trade name, domain name or service mark of or relating to the Monster Marks or any abbreviations or derivatives thereof, or any name or mark confusingly similar thereto.  Except as specifically permitted by Section 9.8(a), from and after the Closing Date, Buyer will not hold itself out as having any affiliation with Monster Worldwide.

(c)                                  (i)                                     From and after the Closing Date, Buyer shall not have any right, title or interest in, or to the use of (except as specifically permitted by Section 9.8(a) hereof), the Monster Marks or any name, brand, trade dress, trademarks, trade names, domain names, service marks, corporate symbols or logos related thereto, either alone or in combination with any other word, name, brand, symbol, logo, device, trademark, trade name, domain name, service mark or any combination thereof.  Except as specifically permitted by Section 9.8(a) or otherwise in this Agreement,  in no event will Buyer or any of its Affiliates utilize the Monster Marks, or any corporate symbol or logo related thereto, as a component of a company or trade name, or in a trademark, trade name, domain name or service mark.  Neither Buyer nor any of its Affiliates will challenge or contest the validity of the Monster Marks and such other names, brands, trade dress, trademarks, trade names, domain names, service marks, corporate symbols and logos referred to in this Section 9.8(c)(i), or the registration or ownership thereof by Monster Worldwide.  Buyer will not apply anywhere at any time for any registration as owner or exclusive licensee or rights holder of any of the Monster Marks or any other names, brands, trade dress, trademarks, trade names, domain names, service marks, corporate symbols or logos referred to in this Section 9.8(c)(i).  If, notwithstanding the foregoing, Buyer or any of its Affiliates has, develops, adopts or acquires, directly or indirectly, any right, title or interest in, or to the use of, any Monster Mark or any other name, brand, trade dress, trademark, trade name, domain name, service mark, corporate symbol or logo referred to in this Section 9.8(c)(i), in any jurisdiction, or any goodwill incident thereto, except as specifically permitted by Section 9.8(a), Buyer hereby, on behalf of itself and any of its Subsidiaries (and any Person over which Buyer has legal or effective direct or indirect control), transfers and assigns all right, title and interest in, and to the use of, the Monster Marks or such other name, brand, trade dress trademark, trade name, domain name, service mark, corporate symbol or logo, in any and all jurisdictions, together with any goodwill incident thereto to Monster Worldwide.  If for any reason the rights contemplated by the foregoing sentence cannot be transferred or assigned to Monster Worldwide, Buyer hereby, on behalf of itself and any of its Affiliates and Subsidiaries (and any Person over which Buyer has legal or effective direct or indirect control), waives the enforcement of such rights, and if any such rights cannot be transferred, assigned or waived, Buyer hereby, on behalf of itself and any of its Subsidiaries (and any Person over which Buyer has legal or effective direct or indirect control), grants to Monster Worldwide an exclusive, unrestricted, irrevocable, perpetual, worldwide, fully-paid, royalty-free, fully transferable, assignable, sub-licensable (with the right to sublicense multiple tiers) license to such rights.  The foregoing transfers, assignments, waivers and grants shall be effective without either party having to take any further action; provided, however, that if requested by Monster Worldwide, Buyer agrees to execute all additional documents and to take reasonable measures to evidence such transfers, assignments, waivers and grants consistent with its obligations under Section 9.8(c)(ii) below.

(ii)                                  Buyer shall cooperate with and assist Monster Worldwide, or any designee of Monster Worldwide, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing the rights, and the transfer, assignment, waiver and grant of rights, contemplated by this Section 9.8(c).  Buyer hereby constitutes and appoints Monster Worldwide the true and lawful attorney of Buyer and its Affiliates and Subsidiaries to act as their attorney-in-fact to execute any documents and to take all necessary steps to cause Buyer and its Affiliates and Subsidiaries to perform any of their obligations set forth in this Section 9.8(c).

9.9                               Buyer to Act as Agent for the Sellers.  This Agreement shall not constitute an agreement to assign any contract right included among the Assets if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way adversely affect the rights of any Seller thereunder.  If such consent is not obtained or if any attempted assignment would be ineffective or would adversely affect any Seller’s rights thereunder so that Buyer would not in fact receive all such rights, then Buyer shall act as the agent for such Seller in order to obtain for Buyer the benefits thereunder and to assume the liabilities thereunder.  Nothing herein shall be deemed to make Buyer the Sellers’ agent in respect of the Excluded Assets and nothing herein shall be deemed to confer authority on Buyer to incur debts or obligations on behalf of the Sellers.

9.10                        Delivery of Property Received by the Sellers or Buyer After Closing.  From and after the Closing, Buyer shall have the right and authority to collect for the account of Buyer, all assets which shall be transferred or are intended to be transferred to Buyer as part of the Assets as provided in this Agreement, and to endorse with the name of the Sellers on any checks or drafts received on account of any such assets.  Each of the Sellers agrees that it will transfer or deliver to Buyer promptly (but no less than weekly) after the receipt thereof, any cash or other property which any Seller receives after the Closing Date in respect of any assets transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.  In addition, Buyer agrees that it will transfer or deliver to the Sellers, promptly (but no less than weekly) after receipt thereof, any cash or other property which Buyer receives after the Closing Date in respect of any assets not transferred or intended to be transferred to Buyer as part of the Assets under this Agreement.

9.11                        WARN Act Compliance.  Buyer covenants and agrees to take any and all actions that may be necessary to comply with the terms and provisions of the WARN Act after the Closing Date.  In addition, Buyer covenants and agrees that from and after the Closing Date, Buyer will not implement any action that would cause any pre-Closing action of any Seller (that is not otherwise a violation of the WARN Act) to be a violation of the WARN Act;  provided, however, that Monster Worldwide shall provide to Buyer on or prior to the Closing Date a schedule reflecting all layoffs of permanent employees implemented by the Sellers with respect to employees of the Business, by location, during the ninety (90) day period preceding the Closing Date.

9.12                        Redirect and Hyperlink Acknowledgments.

(a)                                  Buyer acknowledges that Monster Worldwide is a party to the Purchase Agreement dated as of June 1, 2005 among Monster Worldwide, TMP Directional Marketing LLC and TMP DM, Inc. (the “Directional Marketing Agreement”).

(b)                                 Buyer hereby agrees and acknowledges that pursuant to Section 8.10(b) of the Directional Marketing Agreement, Buyer shall, until June 1, 2009, continue to redirect Internet traffic from adserver.tmp.com, directionalmarketing.tmp.com, dminteractive.tmp.com, idirection.tmp.com, tp.tmp.com and yp.tmp.com to the URLs designated by TMP DM, Inc. in the same manner as the Sellers currently redirect such traffic.

(c)                                  Buyer hereby agrees and acknowledges that it shall continue to maintain a text hyperlink (or such other form of link as directed by Monster Worldwide) on the tmp.com and tmpworldwide.com Web sites which shall point Internet traffic to the URL for the home page of TMP DM, Inc.’s commercial Web site in the same manner as the Sellers currently maintain the link and shall otherwise comply with the obligations of Monster Worldwide under Section 8.10(c) of the Directional Marketing Agreement.

9.13                        Intercompany Agreements and Indebtedness.  The parties agree that all intercompany agreements entered into by, and all intercompany indebtedness owing by or to, Monster Worldwide or any of its Affiliates in relation to the Business or any of the Assets, are terminated or cancelled, as the case may be, with effect from the Closing Date, except insofar as such agreements or indebtedness relate to the Monster Payable (referred to in Section 1.3 above) and as may be contemplated by this Agreement.

9.14                        License.  Effective as of the Closing Date, the Buyer shall grant to the Sellers a perpetual license to use the current version of the Esend system for use in the Retained Business allowing the Retained Business to retain a copy of the code, working files and all associated documentation in relation to that system.

9.15                        Further Assurances.  At any time and from time to time after the Closing, each of the Sellers and Buyer shall, without further consideration, execute and deliver to the others all such additional documents, and shall take all such other action, as any other party may reasonably request to carry out the transactions contemplated by this Agreement.  In addition, Buyer shall, if so required by any of the Sellers, make personnel and or documentation of the Business reasonably available to any of the Sellers to enable them to defend any claim or demand brought against them by a third party in relation to any matter relating to or involving the Business.  Further, Buyer shall cooperate with Monster Worldwide in furnishing the August 2006 results of operations of the Business and the Closing Balance Sheet to Monster Worldwide on a timely basis to enable Monster Worldwide to comply with its financial reporting requirements.

ARTICLE X

INDEMNIFICATION

10.1                        Indemnification by Monster Worldwide.  From and after the Closing, Monster Worldwide agrees to indemnify, defend and save Buyer and its Affiliates, and each of their respective officers, directors, employees, agents, plans and fiduciaries, plan administrators or other parties dealing with any such plans (each, an “Indemnified Buyer Party”), harmless from and against, and to promptly pay to an Indemnified Buyer Party or reimburse an Indemnified Buyer Party for, any and all liabilities (whether contingent, fixed or unfixed, liquidated or unliquidated, or otherwise), obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, actual or punitive damages or costs or expenses of any and all investigations, proceedings, judgments, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts incurred by any indemnified party in any action or proceeding between such indemnified party and the indemnitor or between any indemnified party and any third party or otherwise) (individually, a “Loss” and collectively, the “Losses”) sustained or incurred by any Indemnified Buyer Party relating to, resulting from, arising out of or otherwise by virtue of (i) any misrepresentation or breach of a representation or warranty made herein by the Sellers or any Affiliate of the Sellers; (ii) any obligation or liability, contingent or otherwise, of the Sellers for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement (collectively, “Brokers’ Fees”); (iii) any breach or nonfulfillment by the Sellers prior to or after the Closing of any covenant or agreement contained in Article I, Article II, Article III, Article VI, Section 8.2(b), Article IX, Article X or Article XII of this Agreement; (iv) any change of control payments, retention or stay bonuses payable to employees of the Business (whether in respect of the transactions contemplated by this Agreement or otherwise) pursuant to any agreement or arrangement established or entered into by the Sellers prior to the Closing; (v) any Liabilities under the WARN Act with respect to employees of the Business related to the period prior to the Closing Date except to the extent such Liabilities result from Buyer’s breach of Section 9.11; and (vi) any Liabilities of the Sellers or the Business arising prior to Closing (other than the Assumed Liabilities).

10.2                        Indemnification by Buyer.  From and after the Closing, Buyer agrees to indemnify, defend and save the Sellers and their respective Affiliates, and each of their respective officers, directors, employees, agents, plans and fiduciaries, plan administrators or other parties dealing with such plans (each, an “Indemnified Seller Party”) harmless from and against, and to promptly pay to an Indemnified Seller Party or reimburse an Indemnified Seller Party for, any and all Losses sustained or incurred by any Indemnified Seller Party relating to, resulting from, arising out of or otherwise by virtue of (i) any misrepresentation or breach of a representation or warranty made herein by Buyer; (ii) any obligation or liability of Buyer for the Assumed Liabilities; (iii) any obligation or liability, contingent or otherwise, of Buyer for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement; and (iv) any breach or non-fulfillment by Buyer prior to or after the Closing of any covenant or agreement contained in Article I, Article II, Article III, Article VI, Section 8.3(b), Article IX, Article X or Article XII of this Agreement.

10.3                        Procedure for Indemnification.  The following procedure shall apply to the foregoing agreements to indemnify and hold harmless:

(a)                                  The party who is seeking indemnification (the “Claimant”) shall give written notice to the party from whom indemnification is sought (the “Indemnitor”) promptly after the Claimant learns of the claim or proceeding, provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it is actually damaged thereby.

(b)                                 With respect to any third party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing, reasonably acceptable to the Claimant, to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor.  The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.  The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith.  Subject to the foregoing (i) the Claimant shall not settle or compromise any such third party claim without the prior written consent of the Indemnitor and (ii) the Indemnitor shall not settle or compromise any such third party claim without the prior written consent of the Claimant, in each case of (i) and (ii) which consent shall not be unreasonably withheld.

10.4                        Limitation on Indemnification Rights.

(a)                                  Subject to the provisions of Section 10.4(b) below it is understood and agreed that no claim for recovery of indemnifiable damages may be asserted based on a representation, warranty or applicable portion thereof set forth in this Agreement after it has been extinguished in accordance with Section 9.2 hereof.

(b)                                 None of the Indemnified Buyer Parties, on the one hand, nor any of the Indemnified Seller Parties, on the other hand, shall be entitled to be indemnified pursuant to Section 10.1(i) or Section 10.2(i) unless and until the aggregate of all Losses in addition to any Damages (as defined in the Transition Services Agreement) incurred by Indemnified Buyer Parties or the Indemnified Seller Parties, as the case may be, exceeds $450,000 (the “Basket”), at which time the indemnifying party shall be obligated to indemnify the indemnified party for all Losses and not merely Losses in excess of the Basket; provided, however, that the Basket shall not be applicable to Losses resulting from a misrepresentation or breach of warranty in Sections 4.1, 4.2, 4.3, 4.10, 4.11, and 4.12 or resulting from fraud, willful misconduct or intentional misrepresentation.  The indemnification obligations of either Monster Worldwide or Buyer under Sections 10.1 and 10.2 hereof shall not exceed 25% of the Purchase Price (the

“Indemnification Cap”); provided, however, the Indemnification Cap shall not apply to indemnification obligations pursuant to Sections 10.1(vi) or 10.2(ii).

10.5                        Sole Remedy for Damages.  The indemnification obligations of the parties set forth in this Article X shall constitute the sole and exclusive remedy of the parties for the recovery of damages, inclusive of equitable remedies, with respect to any and all matters arising out of this Agreement, or the transactions contemplated hereby, from and after the Closing.

10.6                        Insurance Recovery.  In determining the liability of a party for any Losses pursuant to this Article X, no loss, liability, damage or expense shall be deemed to have been sustained by such Party to the extent of any proceeds previously received by such party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) with respect to insurance coverage in place as of the date hereof.  Nothing in this Agreement shall obligate any Indemnified Buyer Party or Indemnified Seller Party, as the case may be, to seek recovery under any insurance policy for any Losses.

10.7                        Tax Benefits.  The amount of Losses with respect to which a Claimant is to be indemnified pursuant to this Article X initially shall be determined without regard to any Tax Benefit.  However, to the extent that the Claimant actually realizes a tax benefit (a “Tax Benefit”) with respect to any payment for Losses made hereunder through a refund of Taxes or reduction in actual amount of Taxes that otherwise would be payable by the Claimant, the Claimant shall pay to the Indemnitor the amount of such Tax Benefit (but not in excess of the indemnification payment or payments actually received from the Claimant with respect to such Losses) at such time or times as and to the extent that the Claimant or any Affiliate of such Claimant actually realizes such Tax Benefit.  For this purpose, Tax Benefits shall be calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items as the last items claimed for any taxable period and shall be reduced by the amount of any related Tax detriment suffered by the Claimant.  Buyer, on the one hand, and Monster Worldwide, on the other hand, agree to provide the other or its designated representatives with assistance and such documents and records reasonably requested by them that are relevant to their ability to determine when an amount is payable to, or receivable from, the other party pursuant to this Section 10.7, including copies of Tax returns, estimated tax payments, schedules and related supporting documents.  If any adjustments are made to any Tax Return relating to the Claimant for any taxable period as a result of or in settlement of any audit, other administrative proceeding or judicial proceeding or as the result of the filing of an amended return to reflect the consequences of any determination made in connection with any such audit or proceeding and if such adjustment results in any change in the amount of any Tax Benefit or Tax detriment to the Claimant, appropriate payments will be made between the Indemnitor and the Claimant in accordance with the previous sentence to properly reflect such adjustment amount.

10.8                        Certain Reductions.  The parties hereto agree that any indemnification by any indemnified party pursuant to this Article X and all payments in connection therewith under this Article X shall be treated as an adjustment to the Purchase Price.

ARTICLE XI

TERMINATION

11.1                        Termination.  Notwithstanding any contrary provision hereof, this Agreement may be terminated by written notice given prior to or at the Closing:

(a)                                  by mutual written consent of Buyer, on the one hand, and Monster Worldwide, on the other hand;

(b)                                 by Buyer if the Sellers shall, despite the satisfaction of the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby (including, without limitation, any mutual conditions stated in Article VI), fail or refuse to consummate the transactions contemplated hereby;

(c)                                  by the Sellers if Buyer shall, despite the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby (including, without limitation, any mutual conditions stated in Article VI), fail or refuse to consummate the transactions contemplated hereby;

(d)                                 by Buyer, if the Sellers shall breach any of their representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to the Assets or the Business, in each case taken as a whole, and shall not have been cured such that no Material Adverse Effect is continuing or waived and the Sellers shall not have provided reasonable assurance that such breach shall be cured such that no Material Adverse Effect shall be continuing as of the Closing Date;

(e)                                  by the Sellers, if Buyer shall breach any of its representations, warranties or obligations hereunder and such breach, individually or together with all other such breaches, has caused or constitutes a Material Adverse Effect with respect to Buyer and shall not have been cured such that no Material Adverse Effect is continuing or waived and Buyer shall not have provided reasonable assurance that such breach shall be cured such that no Material Adverse Effect shall be continuing as of the Closing Date;

(f)                                    by either Buyer, on the one hand, or the Sellers, on the other hand, if any Governmental Entity takes any action or enacts, promulgates or issues or deems applicable to the transactions contemplated hereby any statute, rule, regulation or order which would make consummation of the transactions contemplated hereby illegal or cause the Assets or the Business to suffer a Material Adverse Effect; and

(g)                                 by either Buyer, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred by October 2, 2006, provided that the Person seeking to terminate this Agreement pursuant to this subsection shall otherwise be in compliance with the terms of this Agreement.

11.2                        Effect of Termination.  In the event this Agreement is terminated pursuant to Sections 11.1(b), (c), (d), (e) or (g), any party not then in breach of this Agreement shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available at law or in equity.  In the event this Agreement is terminated pursuant to Sections 11.1(a) or (f), the parties hereto shall stand fully released and discharged of any and all obligations under this Agreement.  Notwithstanding anything to the contrary contained herein, the obligations of the parties under Sections 6.1, 12.6 and 12.7 shall survive termination of this Agreement for any reason.

ARTICLE XII

MISCELLANEOUS

12.1                        Notices, Consents, etc.  Any notices, consents or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by courier, at the addresses as set forth below or at such other addresses as may be furnished in writing.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

(a)                                  If to Buyer:

TMP Worldwide Advertising & Communications, LLC
205 Hudson Street, 5th Floor
New York, New York 10013
Attention:  President

with a copy to:

Veronis Suhler Stevenson
350 Park Avenue
New York, New York 10022
Attention:  Trent Hickman

and

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Attention:  Lawrence H. Budish, Esq.

(b)                                 If to the Sellers:

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:  Andrew J. McKelvey

with a copy to:

Monster Worldwide, Inc.
622 Third Avenue
39th Floor
New York, NY 10017
Attn:  Myron Olesnyckyj, Esq.

and

Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York  10103
Attention:  Gregg J. Berman, Esq.

12.2                        Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision which shall remain in full force and effect and be enforceable to the fullest extent permitted by law.

12.3                        Amendment and Waiver.  This Agreement may not be amended orally.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.  The failure of any party to enforce any provision of this Agreement shall not operate as a waiver by such party of such provision.

12.4                        Documents.  Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

12.5                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

12.6                        Expenses.  Whether or not the Closing occurs, all transaction expenses incurred by any party hereto shall be paid by such party.

12.7                        Governing Law; Jurisdiction.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflicts of law that would result in the application of the laws of another jurisdiction.  Any party may (if it elects) bring an action in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

12.8                        Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

12.9                        Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto in any manner whatsoever, whether directly or by operation of law or otherwise, without the prior written consent of the other parties hereto, except that Buyer may assign the rights to acquire the assets and liabilities of the Business in Canada to a Canadian corporation that is an Affiliate of Buyer.  Buyer may also assign all or any portion of this Agreement, including its rights hereunder (including its rights to indemnification), to any of its or its Affiliates’ lenders (whether prior to or subsequent to Closing) as collateral security.

12.10                 Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” shall have the meaning ascribed to that term in Rule 405 of the Securities Act of 1933, as amended.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Liens” means any liens, charges, claims, pledges, security interests, mortgages, equities and encumbrances of any nature whatsoever, except for (i) liens for taxes not yet due and payable, and (ii) liens attached by lessors with respect to leased personal property.

“SEC” means the United States Securities and Exchange Commission.

“Taxes” shall mean any and all federal, state, local and foreign (including Canadian) taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means returns, reports, information returns or other documents filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

12.11                 Entire Agreement.  This Agreement, the Sellers Disclosure Memorandum and the documents, schedules and exhibits described herein or attached or delivered pursuant hereto collectively constitute the sole and only agreement among the parties with respect to the subject matter hereof.

12.12                 Third Parties.  Except as expressly set forth in Article IX or X of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.13                 Interpretative Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) words in the singular or plural include the singular and plural, pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, and (c) the term “including” shall mean by way of example and not by way of limitation.

12.14                 No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

12.15                 Default.  The mere lapse of time for performing any obligation or covenant contained herein shall serve to put the party who is obliged to perform or fulfill such obligation or covenant in default, without any notice or demand being required therefor.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TMP WORLDWIDE ADVERTISING & COMMUNICATIONS, LLC

By:	/s/ R. Trent Hickman
Name: R. Trent Hickman
Title: Vice President

MONSTER WORLDWIDE, INC.

By:	/s/ Robert O’Connell
Name: Robert O’Connell
Title: Senior Vice President, Finance and Administration

TMP WORLDWIDE ADVERTISING & COMMUNICATIONS, INC.

By:	/s/ Andrew J. McKelvey
Name: Andrew J. McKelvey
Title: President

TMP WORLDWIDE COMMUNICATIONS INC.

By:	/s/ Andrew J. McKelvey
Name: Andrew J. McKelvey
Title: Treasurer

MONSTER (CALIFORNIA), INC.

By:	/s/ Andrew J. McKelvey
Name: Andrew J. McKelvey
Title: President

[Signature page to Asset Purchase Agreement]

The following schedules to the Asset Purchase Agreement have been omitted from this Exhibit 2.1.  The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Commission upon request.

Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)	Leases for Tangible Personal Property
Schedule 1.1(g)	Internet Domain Names
Schedule 1.1(h)	Transferred Proprietary Rights
Schedule 1.2	Excluded Assets
Schedule 2.2(a)	Working Capital Determination
Schedule 4.2	Ownership of Assets
Schedule 4.4	Government Authorization
Schedule 4.5	Non-contravention
Schedule 4.6	Financial Statements and Pro Forma Financials
Schedule 4.7	Absence of Certain Changes and Events
Schedule 4.8	Litigation
Schedule 4.9	Compliance with Laws
Schedule 4.10	Taxes
Schedule 4.11	Employee Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13(c)	Intellectual Property
Schedule 4.13(d)	Intellectual Property
Schedule 4.13(e)	Intellectual Property
Schedule 4.13(f)	Intellectual Property
Schedule 4.14(a)	Material Contracts
Schedule 4.14(b)	Other Material Contracts
Schedule 4.16	Company Office Locations; Landlord Consents
Schedule 4.17	Undisclosed Liabilities
Schedule 4.18	Acceleration of Rights or Benefits
Schedule 4.19	Names
Schedule 4.20	Affiliated Transactions
Schedule 4.21	Customers; Media Vendors
Schedule 4.22	Accounts Receivable
Schedule 4.24	Prebillings or Prepayments
Schedule 4.25	Finders Fees
Schedule 4.26	Insurance
Schedule 6.8	Consents
Schedule 7.1(e)	Third Party Consents
Schedule 8.2(g)	Subleased Company Office Locations
Schedule 8.2(h)	Assigned Company Office Locations
Schedule 9.5	Employee Benefits Matters